     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 2000


                                                              REG. NO. 333-34790
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT #3 TO



                                   FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             E-STAR HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEVADA                            811190                          06-1574303
  (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      OF INCORPORATION OR                   CODE NUMBER)                  IDENTIFICATION NO.)
         ORGANIZATION)

    165 EAB PLAZA, WEST TOWER, 6TH FLOOR, UNIONDALE, NY 11566 (516) 522-2725 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           DANIEL BOUCHER, PRESIDENT
                             E-STAR HOLDINGS, INC.
    165 EAB PLAZA, WEST TOWER, 6TH FLOOR, UNIONDALE, NY 11566 (516) 522-2725 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                            GABRIEL KASZOVITZ, ESQ.
                            SAUL M. KASZOVITZ, ESQ.
              FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS LLP
                 750 LEXINGTON AVENUE, NEW YORK, NY 10022-1200
                       (212) 888-8200 FAX: (212) 888-7776
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
         TITLE OF EACH CLASS OF                 AMOUNT TO          OFFERING PRICE         AGGREGATE           AMOUNT OF
      SECURITIES TO BE REGISTERED             BE REGISTERED         PER SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share.................................      250,000 Shares            $6.00            $1,500,000            $396.00
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share,
  to be sold by a selling shareholder...      100,000 Shares            $6.00             $600,000             $159.00
---------------------------------------------------------------------------------------------------------------------------
Total...................................      350,000 Shares            $6.00            $2,100,000            $555.00
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED

                                 [E-STAR LOGO]

                                 350,000 SHARES
                                  COMMON STOCK

     This is an initial public offering of up to 350,000 shares of our common stock. We are offering to sell 250,000 shares and one of our shareholders, Millennium Capital Group, is offering to sell 100,000 shares.

     Millennium Capital Group and we will be selling our shares on a "best efforts" basis. The shares will be sold by our officers and directors and by Millennium Capital Group. No one has agreed to buy any of our shares, and there is no assurance that any sales will be made. Even if not all, or very few, of the 350,000 shares are sold, neither we nor Millennium Capital Group will refund any payments for the shares. The first 250,000 shares sold will be sold by us and Millennium Capital Group will not sell any of its shares until we have sold 250,000 shares. We and Millennium Capital Group have the right to accept or reject any subscriptions for shares in whole or in part.


     Prior to this offering there has been no public market for the trading of the shares, and it is possible that no such market will develop or trading will commence for a substantial period of time after the closing of this offering. We expect one or more brokers to trade our shares and to apply for the approval of the shares for quotation on the Nasdaq Bulletin Board, but there is no assurance that we will be able to secure such listing. The price of the shares has been determined solely by us, and does not bear any direct relationship to our assets, operations, book value or other established criteria of value.

                            ------------------------

THE PURCHASE OF THE SHARES INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS," COMMENCING ON PAGE 6, AND "DILUTION" ON PAGE 15.
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                   UNDERWRITING                  PROCEEDS TO
PRICE PER SHARE   DISCOUNTS AND    PROCEEDS TO     SELLING
   TO PUBLIC      COMMISSIONS(1)      US(2)      SHAREHOLDER
---------------   --------------   -----------   -----------
     $6.00             --          $1,500,000     $600,000

---------------
(1) Our officers and directors and Millennium Capital Group are offering the shares for sale. If any sales are made by broker/dealers discounts or commissions are not anticipated to exceed 10% of the offering price.

(2) Before deducting offering expenses payable by us estimated at $125,000.

                   THE DATE OF THIS PROSPECTUS IS           .

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    3
Risk Factors................................................    6
Disclosure Regarding Forward Looking Statements.............   13
Use of Proceeds.............................................   14
Determination of Offering Price.............................   14
Dilution....................................................   15
Security Holders............................................   16
Dividend Policy.............................................   16
Plan of Operation...........................................   16
Business....................................................   17
Management..................................................   26
Executive Compensation......................................   29
Principal and Selling Shareholders..........................   30
Certain Relationships and Related Transactions..............   32
Shares Eligible for Future Sale.............................   34
Description of Securities...................................   34
Plan of Distribution........................................   35
Legal Matters...............................................   36
Experts.....................................................   36
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities................................   36
Where You Can Find More Information.........................   38
Financial Statements........................................  F-1


                            ------------------------

                                    SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors," beginning on Page 6, and the Consolidated Financial Statements and Notes, before deciding to invest in our common stock.

                             E-STAR HOLDINGS, INC.


     We intend to acquire, consolidate and operate full-service car wash and fast lube operations, while simultaneously utilizing the customer bases of these car wash and fast lube operations to facilitate the expansion of our e-commerce virtual shopping center, The Portal. To attract customers to our car wash facilities, we intend to modify each acquired car wash into, or construct a new car wash as, a sports theme oriented All Star car wash, with each location to be endorsed by a sports celebrity. When we sometimes refer in this prospectus to car washes alone, we are also referring to any fast lube operation or gas station we may operate together with the car wash.



     From inception (August 1, 1999) to May 31, 2000 we had revenues of $161,339 of which we received $118,465 from car wash services and sales of gasoline at facilities we acquired in Oceanside and in Commack, both in New York, and $42,874 for computer hardware and software installations for a third party by our subsidiary. We operated the Oceanside facility solely to train our wash attendants, cashiers and greeters. We closed that facility in May 2000 for renovations. The $778,822 of operating expenses we incurred in that ten month period ending May 31, 2000 was mostly for salaries to our employees, including the personnel we trained at the Oceanside facility and our officers. Since we have only recently commenced operations and acquiring facilities, we do not believe that the results of our operations or our cash flows in that ten month period are indicative of our future operations.



     Although we discuss our plans for our future operations in this prospectus, each investor should be aware that other than the experience of Alphonso Carrabis, whom we have recently employed, we have had no experience in operating a chain of car washes, fast lube operations or gas stations. Mr. Carrabis has more than 20 years of experience in operating car washes. He has no experience in operating fast lube facilities. Investors should also be aware that:



     - at May 31, 2000 our total assets were $2,368,572 and our net worth was only $383,970;



     - we have had insignificant revenues and we have sustained a loss from our operations of $703,420 from inception on August 1, 1999 to May 31, 2000;


     - even if all the 350,000 shares we and Millennium Capital Group are offering are sold, our founders will own or have the right to vote 93% of our outstanding shares, giving them total control of our company;


     - immediately after paying $6.00 for a share of our common stock, the net tangible book value of that one share will only be 33 cents, based on our net tangible book value as of May 31, 2000, resulting in a loss of $5.67 from such $6.00 purchase price (see "Dilution");


     - there is no minimum number of shares we are required to sell to retain the money we receive from investors. Consequently we will keep the proceeds from the sale of any of our shares, regardless of how few shares we sell and regardless of whether we receive enough proceeds from the sale of our shares to enable us to try to operate our business; and

     -  our president is employed by us only on a part-time basis.

Full Service Car Wash Operations

     We have commitments from five of our founders to lend us an aggregate of $11,500,000. See "Certain Relationships and Related Transactions". Based on our estimates we believe that such $11,500,000 will be sufficient to acquire, renovate and/or construct car washes, fast lubes/gas stations at between 10 and 20 locations. To acquire, renovate and/or construct additional car wash, fast lube/gas station sites, we will have to secure additional financing. We cannot assure you that we will be able to secure such additional financing or that our estimates of the number of sites we can have in operation from the $11,500,000 to be loaned to us by our five founders, will prove accurate since we cannot predict what our cost will be in acquiring, renovating and/or constructing a car wash, fast lube/gas station facility.


     We have acquired five sites and have contracted to acquire one more, for our initial car wash, fast lube and gas station operations. Our first car wash facility was fully operational by July 4, 2000 and by July 31, 2000 we had two in full operation, including both with gas stations and one with a fast lube facility. Our business plan calls for us to have five car wash facilities with gas stations fully operational by the end of 2000. Fast lube facilities will be added later because of greater difficulty in complying with government regulations. Depending on our ability to secure needed financing, acquiring locations and securing necessary permits from local governmental authorities, our business plan calls for us to open five additional facilities in the year 2001.



     We intend to obtain endorsement agreements with well known athletes and entertainers, each of whose names will be used to promote our car wash locations, as well as the entire All Star chain. To further these sports and entertainment efforts, we have retained Mr. Greg Buttle, former star of the New York Jets football team and currently president of Unique Sports & Entertainment Marketing, Inc., of East Meadow, New York, as a consultant and our vice president for sports and entertainment marketing. We will rely on Mr. Buttle to secure sports and entertainment personalities for our endorsement agreements.


Virtual Shopping


     A full service car wash cleaning, detailing and servicing typically takes 12 to 15 minutes and requires the driver to leave the vehicle. For this time period the customer is a captive audience. We intend to make this waiting time both entertaining for the customer and profitable for us, by encouraging our patrons to access The Portals, which will be computer stations strategically located at each of our full service car wash facilities. Each Portal will have a computer directing users to our own internet site, HaggleHouse.com, as well as access to other valuable and entertaining links, such as automotive related services, e-commerce retailers and free internet access providers. Through internet links accessed via The Portals, we hope that our customers will be attracted to the ease of purchasing a wide variety of merchandise, including, but not limited to, new and used cars, car insurance and other automotive related items. Even though the purchases may not be completed at the car wash itself, our customers will be able to complete the transactions in the privacy of their homes or offices. We believe our car wash patrons will constitute the customer base for a virtual shopping network that extends far beyond the four walls of our car wash locations. We expect to have our website operational by September 15, 2000 and we will then be able to install Portals in our facilities as they become operational.


     HaggleHouse.com.

     The Portals at our car wash locations will be linked to our internet based HaggleHouse.com, an online, open market style internet trading site from which our customers will be able to anonymously negotiate their own transactions for merchandise of all sorts. Although we will try to make automotive products the main products traded on our Haggle House internet site, we will also encourage our car wash customers and others to purchase other merchandise and services available on our Haggle House website.

     Haggle House Auto Mall.

     We expect that our Haggle House Auto Mall will primarily feature advertisements of their products and services by the local merchants in the area where the particular car wash facility is located.

     We were incorporated in February 2000 under the laws of the State of Nevada. Our executive offices are located at 165 EAB Plaza, West Tower, 6th Floor, Uniondale, New York 11566, and our telephone number is (516) 522-2725.

                                  THE OFFERING

Common Stock offered.............    250,000 shares in our behalf and 100,000
                                     shares in behalf of one of our
                                     shareholders, Millennium Capital Group

Offering price...................    $6.00 per share


Common stock outstanding before
the offering.....................    4,871,000



Common stock to be outstanding
after the offering...............    5,121,000 shares(1)



Use of proceeds..................    We will receive net proceeds from the sale
                                     of 250,000 shares of approximately
                                     $1,375,000 if all 250,000 shares we are
                                     offering are sold. We will not receive any proceeds from the sale of 100,000 shares offered by one of our shareholders. If we pay commissions to brokers or dealers for selling our shares, our estimated net proceeds will be reduced by the amount of those commissions we have to pay. We do not intend to use such net proceeds for the acquisition, consolidation, modification or construction of car wash and fast lube operations or to further develop our internet based Portals. We expect to use such proceeds only for working capital and general corporate purposes, including payment of salaries. We expect to secure other funds to buy and construct our car wash, fast lube/gas stations and to build our internet business. See "Use of Proceeds."



Risk factors.....................    An investment in our common stock involves
                                     a high degree of risk. See "Risk Factors," beginning on Page 6.

---------------
(1) Assumes the sale of the 250,000 shares offered by us.

                                  RISK FACTORS

     The purchase of the shares we are, and one of our shareholders is, offering involves a high degree of risk. Before purchasing the shares, you should consider carefully the following risk factors.

1. WE MAY NOT BE SUCCESSFUL IN RAISING THE MONEY WE WILL NEED TO ACQUIRE MORE THAN TEN CAR WASH AND FAST LUBE/GAS STATION FACILITIES.

     Our objective is to acquire or construct a chain of at least five car wash and fast lube/gas station facilities by the end of 2000. We hope to build our proposed internet auction and marketing business by attracting our car wash customers to The Portals at those facilities. The amount of cash we will need to acquire, renovate and/or construct a car wash facility, including in some cases land acquisition costs, will depend on a great number of factors, but primarily on financing (including purchase money financing) available. While we estimate that we can acquire or build between ten and twenty car wash facilities (some with fast lube/gas stations) with the proceeds of loans for $11,500,000 that five of our founders have promised to give us, we will need additional funds to acquire or build more car wash and fast lube/gas station facilities. We cannot give you any assurance that we can secure the funds we will need to build a larger chain of such facilities. If we cannot secure those funds we will, at best, operate only a small number of car wash and fast lube/gas station facilities. While we intend to use the proceeds we receive from this offering for our operating expenses, including payment of salaries, we may use a portion of such proceeds for acquiring or building such car wash facilities. See "Use of Proceeds."

2. WE HAVE NO EXPERIENCE IN OPERATING A CHAIN OF CAR WASH AND FAST LUBE/GAS STATION FACILITIES.


     Except for Mr. Alphonso Carrabis we have no employees or officers who have any experience in managing a chain of car wash and fast lube/gas station facilities. Mr. Carrabis' has operated a chain of three car wash facilities owned by his family, with a gas station attached to only one car wash. He has no experience in operating a fast lube facility.


3.   WE ARE A NEW BUSINESS AND THERE IS A RISK WE MAY NOT BE SUCCESSFUL.

     We have never had any operating history. The operation of a new business is always risky.

4.   WE EXPECT TO INCUR LOSSES AND THERE IS A RISK WE MAY NEVER BECOME
     PROFITABLE.

     In order for us to become profitable, we will need to attract a large number of customers to use our car washes and Portals. This will take time. We expect to incur large initial expenses and may never become profitable. Our future profitability is dependent on numerous factors including the acquisition and modification costs of car washes, or constructing new car washes, the number of customers using our car washes and the profitability of our satellite businesses, primarily our internet trading and marketing subsidiary. If we fail to become profitable you will lose part or all of your investment.

5. WE DETERMINED THE OFFERING PRICE OF $6.00 PER SHARE ARBITRARILY AND IT WILL FLUCTUATE IF THE SHARES BECOME FREELY TRADEABLE AFTER THE OFFERING.

     We determined the offering price arbitrarily. The offering price is not indicative of the present or future value of our common stock. As a result, the market price of our common stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These operating result fluctuations could result from expenses of operating and expanding our operations and other factors which are beyond our control. If our operating results are below expectations, the market price of our common stock would probably fall.

6. WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS OR A LARGE NUMBER OF OUTSTANDING SHARES AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL OR TRADE THE SHARES AFTER THE OFFERING.

     Initially, there will be no established market for our common stock. After the offering, we will encourage broker/dealers to match buy and sell orders for our common stock on the OTC Bulletin Board. However, the trading markets on the OTC Bulletin Board lack the depth, liquidity and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common stock to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this is a relatively small offering, we do not expect to have enough shareholders or outstanding shares available for public trading to support an active trading market which could negatively affect your ability to sell your shares and the price you could receive for your shares.

7. WE ARE AUTHORIZED TO ISSUE PREFERRED STOCK WHICH, IF ISSUED, MAY ADVERSELY AFFECT YOUR VOTING RIGHTS AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     Our board of directors is authorized by our articles of incorporation to issue shares of preferred stock without the consent of our shareholders. Our preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. Such preferences will be set by our board of directors. The issuance of such preferred shares and the preferences given the preferred shares, do not need the approval of our shareholders. The existence of rights which are senior to common stock may reduce the price of our common shares. We do not have any plans to issue any shares of preferred stock at this time.

8.   WE MAY NOT BE ABLE TO MANAGE GROWTH.

     If we succeed in growing, growth will place significant burdens on our management and on our operational and other resources. We will need to attract, train, motivate, retain and supervise our senior managers and other employees and develop a managerial infrastructure. If we are unable to do this, our business venture may not be successful.

9. WE MAY NOT BE ABLE TO INTEGRATE BUSINESSES WE ACQUIRE AND WE MAY NOT ACHIEVE OPERATING EFFICIENCIES.

     Our future growth and profitability depend substantially on our ability to operate and integrate acquired car wash facilities which we will continue to operate. Our strategy is to achieve economies of scale and brand name recognition in part through acquisitions that increase our size. We cannot assure you that our efforts to integrate acquired car wash operations will be effective or that we will realize expected results. Our failure to achieve any of these results could have a material adverse effect on our business and results of operations.

10.   WE FACE POTENTIAL LIABILITIES ASSOCIATED WITH ACQUISITIONS OF BUSINESSES.

     The businesses we acquire may have liabilities that we do not discover or may be unable to discover during our preacquisition investigations, including liabilities arising from environmental contamination or prior owners' noncompliance with environmental laws or other regulatory requirements and for which we, as a successor owner or operator, may be responsible.

11.   OUR CAR WASH BUSINESS MAY SUFFER UNDER CERTAIN WEATHER CONDITIONS.

     Seasonal trends in some periods may affect our car wash business. In particular, long periods of rain can adversely affect our car wash business as people typically do not wash their cars during such periods. Conversely, extended periods of warm, dry weather may encourage customers to wash their own cars which can adversely affect our car wash business.

12.   CONSUMER DEMAND FOR OUR CAR WASH SERVICES IS UNPREDICTABLE.

     Our financial condition and the results of our operations will depend substantially on consumer demand for our car wash services. Our business depends on consumers' choosing to employ our services to wash their cars rather than washing their cars themselves or not washing their cars at all. We cannot assure you that we will have any significant consumer demand for the car wash and other services we will be offering.

13. WE MUST MAINTAIN OUR CAR WASH EQUIPMENT OR THE CAR WASH IN WHICH IT IS LOCATED WILL BECOME INOPERABLE.

     Although we undertake to keep our car washing equipment in proper operating condition, the operating environment found in car washes results in frequent mechanical problems. If we fail to properly maintain a car wash's equipment, the car wash could become inoperable, resulting in a loss of revenue to us from the inoperable location.

14. OUR BUSINESS WILL BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO HIRE ENOUGH EMPLOYEES.

     The operation of a car wash is labor intensive requiring a number of unskilled employees. If we are unable to hire enough employees we may not be able to operate our car washes profitably.

15. OUR CAR WASH AND CAR SERVICES BUSINESS FACE GOVERNMENTAL REGULATION. SUCH REGULATION COULD IMPEDE OUR OPERATIONS AND SLOW OUR GROWTH.

     We are governed by federal, state and local laws and regulations, including environmental regulations, that regulate the operation of our car wash centers and other car services businesses. Car wash centers utilize cleaning agents and waxes in the washing process that are then discharged in waste water along with oils and fluids washed off of vehicles. Other car services, such as gasoline and lubrication, use a number of oil derivatives and other regulated hazardous substances. As a result, we are governed by environmental laws and regulations dealing with, among other things:

     - transportation, storage, presence, use, disposal and handling of hazardous materials and hazardous wastes;

     - discharge of storm water; and

     - underground storage tanks.

     If we were found to be in violation of applicable environmental laws and regulations, we could be responsible for clean up costs, property damage and fines or other penalties, any one of which could have a material adverse effect on our financial condition and results of operations.

16.   WE FACE SIGNIFICANT COMPETITION IN THE CAR CARE INDUSTRY.

     The car care industry is highly competitive. Competition is based primarily on location, facilities, customer service, available services and rates. Because barriers to entry into the car care industry are relatively low, competition may be expected to continually arise from new sources. In the car wash sector of our business we also face competition from outside the car wash industry, such as gas stations and convenience stores, that offer automated car wash services. In some cases, these competitors may have significantly greater experience and financial and operating resources than we do. In our car service businesses, we face competition from a number of sources, including regional and national chains, gasoline stations and companies and automotive companies and specialty stores, both regional and national.

17. OUR CAR WASH CUSTOMERS MAY NOT CONSIDER 12-15 MINUTES SUFFICIENT TIME TO UTILIZE OUR INTERNET RELATED SERVICES WHILE WAITING FOR THEIR CARS TO BE WASHED.

     We plan to install computers (our Portals) at our car wash facilities on the assumption that our car wash customers will use our computers during the 12-15 minute period that their cars are being washed. If our assumption is incorrect and our car wash customers do not consider that 12-15 minute waiting period sufficient time to use our computers, then our installation of our computers in our car wash locations will not lead our car wash customers to use our internet related businesses.


18. SINCE WE HAVE NOT YET INSTALLED OUR COMPUTERIZED INTERNET OPERATING SYSTEMS, WE CANNOT BE SURE THAT OUR SYSTEMS FOR OUR PROPOSED INTERNET BUSINESS WILL OPERATE EFFICIENTLY OR AT ALL.



     We expect to install computerized operating systems for our proposed internet negotiating and marketing businesses. Since we have not yet installed such computer operating systems we cannot assure you that they will operate efficiently or at all.


19. WE WILL FACE RISKS ENCOUNTERED BY SMALL COMPANIES IN INTERNET RELATED BUSINESSES AND MAY BE UNSUCCESSFUL IN ADDRESSING THOSE RISKS.

     We face risks frequently encountered by small companies in new and rapidly evolving markets, including the market for online advertising and direct marketing. We may not succeed in addressing these risks, and our business strategy may not be successful. These risks include uncertainties about our ability to:

     - attract a larger number of consumers to our websites;

     - sign up new internet advertising and marketing clients;

     - add new and compelling content to our websites;

     - manage our operations;

     - adapt to potential decreases in online advertising rates;

     - successfully introduce new products and services;

     - continue to develop and upgrade our technology and to minimize technical difficulties and system downtime;

     - create and maintain the loyalty of our internet advertising and marketing clients and website subscribers and visitors;

     - develop new strategic relationships and alliances; and

     - attract, retain and motivate qualified personnel.

20. WE FACE THE RISK OF UNCERTAIN PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS, PRIMARILY THE TRADE NAMES WE HOPE WILL GIVE US CONSUMER RECOGNITION.

     We hope to establish consumer recognition for our All Star car washes and The Portal. To the extent we are successful we will have to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We can give you no assurance that the steps we may take to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, we can give you no assurance that even if we achieve consumer recognition for our trade names that other parties will not assert infringement claims, in which case we may have to defend or protect our intellectual property rights at significant cost.

21. IF THIRD PARTIES ACQUIRE DOMAIN NAMES THAT ARE SIMILAR TO OUR DOMAIN NAMES, THEY COULD TAKE CUSTOMERS AWAY FROM OUR WEBSITE.

     We currently hold many internet domain names, including HaggleHouse.com and estarholdings.com. We may be unable to prevent third parties from acquiring similar domain names, which could reduce the value of our trade names and take customers away from our website. Domain names generally are regulated by internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that infringe on, or otherwise decrease the value of, our intellectual property rights.

22. SECURITY AND PRIVACY BREACHES COULD SUBJECT US TO LITIGATION AND LIABILITY AND DETER CONSUMERS FROM USING OUR WEBSITES.

     We could be subject to litigation and liability if third parties penetrate our network security or otherwise misappropriate our users' personal or credit card information. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. The need to transmit confidential information securely has been a significant barrier to electronic commerce and communications over the internet. Any compromise of security could deter people from using the internet in general or, specifically, from using the internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Also, our relationships with consumers may be adversely affected if the security measures we use to protect their personal information prove to be ineffective. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect our customers' personal information.

     Furthermore, our computer servers may be vulnerable to computer viruses, physical or electronic break ins and similar disruptions. We may need to expend significant funds and other resources to protect against a security breach or to alleviate problems caused by any such breaches. We may be unable to prevent or remedy all security breaches. If any of these breaches occur, we could lose internet advertising and visitors to our websites.

23. WE MAY FACE THE RISK OF OUR INABILITY TO FULLY UTILIZE THE INTERNET RESULTING FROM THE INCREASED USAGE AND POTENTIAL INSTABILITY OF THE INTERNET AND THE WORLD WIDE WEB.

     The usage of the world wide web for services such as those we offer will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the internet, in the level of usage by individuals and in the number and quality of products and services designed for use on the internet. Because usage of the internet as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the internet will continue to increase and whether any significant market for usage of the internet for such purposes will continue to develop and expand. We can give you no assurance that internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the internet to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for the internet portion of our planned businesses.

     Moreover, issues regarding the stability of the internet's infrastructure remain unresolved. The rapid rise in the number of internet users and increased transmission of audio, video, graphic and other multimedia content over the internet has placed increasing strains on the internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the internet and could reduce the usage of the internet by businesses and individuals. In addition, to the extent that the internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the internet infrastructure, the internet may not be able to support the demands placed upon it by such continued growth. Any failure of the internet to support such increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the internet as a viable source of local interactive content and service, which could materially and adversely affect the acceptance of the internet portion of our planned businesses which would, in turn, materially and adversely affect our financial condition and results of operations.

24. WE FACE RISKS FROM POTENTIAL GOVERNMENT REGULATION AND OTHER LEGAL UNCERTAINTIES RELATING TO THE INTERNET.

     Laws and regulations that apply to internet communications, commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in use of the internet and reduce the demand for our services. Recently, Congress enacted legislation regarding children's privacy on the internet. Additional laws and regulations may be proposed or adopted with respect to the internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The passage of legislation regarding user privacy or direct marketing on the internet may reduce demand for our services on our planned internet business or limit our ability to provide customer information to marketers. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. For example, the European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of consumer information.

     We intend our services to be available on the internet in many states and possibly in foreign countries, and these states or foreign countries may claim that we are required to qualify to do business in their jurisdictions. Our failure to qualify in any such jurisdictions, if we were required to do so, could subject us to taxes and penalties and could restrict our ability to enforce contracts in those jurisdictions.

25. OUR OPERATIONS ARE DEPENDENT SUBSTANTIALLY ON THE SERVICES OF OUR EXECUTIVE OFFICERS.

     Our operations are dependent substantially on the services of our executive officers, particularly Jeffrey Leader, our vice president for car wash operations, and Alphonso Carrabis, for our car wash operations, and Sean Michtavy, our vice president for systems operations, and Jason Levine, our chief technology officer, for our internet related businesses. If we lose the services of any of those four persons, the loss could have a material adverse effect on our business and results of operations. We do not maintain key man life insurance policies on such key employees.

26. WE ARE CONTROLLED BY OUR FOUNDERS AND PURCHASERS OF OUR SHARES WILL HAVE NO INFLUENCE IN MANAGING OUR AFFAIRS.

     Assuming the sale of all the 350,000 shares we and Millennium Capital Group are offering, our founders own or have the right to vote approximately 93% of our outstanding stock, giving them total influence over our affairs. Their influence would affect important functions, including the election of our directors and our ability to enter into transactions with affiliates and related parties and the approval or prevention of any proposed merger, sale of assets or other business combination. Their influence, thus, could prevent us from doing things that would increase our common stock's price, or force us to do things that could lower our common stock's price.

27. WE WILL HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS RECEIVED BY US FROM THIS OFFERING AND THERE IS A RISK THAT WE MIGHT USE THEM INEFFECTIVELY.

     We will have broad discretion over how we use the net proceeds that we receive from this offering, and we could spend those proceeds in ways with which you might not agree. We cannot assure you that we will use these proceeds effectively. We plan to use the proceeds from this offering received by us for the purposes stated in the "Use of Proceeds" section of this prospectus. Our business strategy includes purchases, modification and construction of car wash facilities, and, if we cannot secure other funds for that purpose we may use a substantial portion of the offering proceeds received by us to buy, modify or construct only a few car wash facilities. See "Use of Proceeds."

28. WE MAY NOT SELL MANY OF THE SHARES OFFERED THEREBY RAISING INSUFFICIENT CAPITAL FOR OUR IMMEDIATE NEEDS.

     There is no minimum number of shares that we are required to sell in this offering. Regardless of the number of shares we sell purchasers will not be entitled to a refund of their payments. In the event that we sell less than the 250,000 shares we propose to sell in this offering, we may not be able to develop our business and compete in the marketplace as aggressively as if more shares were sold.

29. YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE SHARES YOU PURCHASE.

     Purchasers of the shares being sold in the offering will experience immediate and substantial dilution in the net tangible book value of their shares. See "Dilution." In addition, we will seek to raise additional funds after this offering. If we raise additional funds through the issuance of equity securities, you may experience significant additional dilution in the shares you purchase.

30. WE MAY NOT MAINTAIN ADEQUATE GENERAL LIABILITY AND COMMERCIAL INSURANCE OR PRODUCT LIABILITY INSURANCE TO PROTECT US FROM CLAIMS MADE AGAINST US WHICH ARE GENERALLY COVERED BY SUCH INSURANCE.

     Although we plan to carry general liability, product liability and commercial insurance, we can give you no assurance that the insurance we secure will be adequate to protect us against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policies, or is in excess of the limits of liability of such policies, could have a material adverse effect on our financial condition. We can give you no assurance that we will be able to secure or maintain this insurance on reasonable terms.

31. WE MAY BECOME SUBJECT TO PENNY STOCK REGULATIONS WHICH COULD NEGATIVELY AFFECT YOUR ABILITY TO SELL OUR COMMON STOCK OR THE PRICE YOU COULD RECEIVE.

     The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq). Prior to a transaction in a penny stock, a broker/dealer is required to:

     - deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market;

     - provide the customer with current bid and offer quotations for the penny stock;

     - explain the compensation of the broker/dealer and its salesperson in the transaction;

     - provide monthly account statements showing the market value of each penny stock held in the customer's account; and

     - make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

     These requirements may have the effect of reducing the level of trading activity for a stock that becomes subject to the penny stock rules. If our shares become subject to the penny stock rules, you may find it more difficult to sell your shares and you may receive a lesser price for your shares in any such sale.

32. OUR OUTSTANDING COMMON STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES WHICH YOU ARE BUYING.


     We have 4,771,000 shares of our common stock presently issued and outstanding which will not be sold in this offering. We cannot predict the effect, if any, that sales of these outstanding shares or the availability of those shares for sale, will have on the market prices of our common stock.


33. SINCE WE HAVE NEVER PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, YOU WILL ONLY REALIZE AN ECONOMIC GAIN ON YOUR INVESTMENT FROM AN APPRECIATION, IF ANY, IN THE MARKET PRICE OF OUR COMMON STOCK.

     We have never paid, and have no intentions in the foreseeable future to pay, any dividends on our common stock. Therefore, if you purchase any shares in this offering, in all likelihood, you will only realize a profit on your investment if the market price of our common stock increases in value.


                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS


     This prospectus includes "forward looking statements". For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future acquisitions, demand for our services and products, supply, costs, marketing and pricing factors are all forward looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward looking statements. We believe that the assumptions and expectations reflected in such forward looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward looking statements made in connection with this offering are necessarily qualified by these factors.

                                USE OF PROCEEDS

     We estimate that the net proceeds to be received by us from the sale of the shares of common stock offered hereby, and after deducting $125,000 estimated offering expenses, will be approximately $1,375,000 if the maximum number of 250,000 shares offered by us are sold. If we pay commissions to broker/dealers for effecting sales of our shares, the net proceeds we receive will be further reduced by the amount of the commissions we pay. We intend to use such net proceeds primarily for our working capital and general corporate purposes, including payment of salaries. However, if the opportunity arises for us to acquire, modify or construct a car wash facility and we have not secured other funds for that purpose, we may use a portion of the net proceeds we receive from this offering for such purpose. We will not receive any proceeds from the sale of 100,000 shares offered hereby by one of our shareholders.

                        DETERMINATION OF OFFERING PRICE

     We have determined the initial $6.00 offering price of the shares arbitrarily. Such offering price is not based on the general condition of the equities market or the valuations of other companies in our market segment.

                                    DILUTION


     Dilution is the difference between the $6.00 purchase price you will pay for a share and the net tangible book value of that share immediately after you purchase it. You will experience an immediate and substantial dilution of $5.67 out of the $6.00 you pay for a share, because the net tangible book value of your shares will immediately be reduced to 33 cents.



     Our net tangible book value at May 31, 2000, is $383,970 or $0.08 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 4,871,000, the number of shares of common stock outstanding at May 31, 2000. See "Description of Capital Stock." After giving effect to the sale of 250,000 shares (in the event that all of the shares offered by us are sold), the as adjusted net tangible book value at May 31, 2000, would be $1,758,970 or $0.33 per share. This represents an immediate increase in net tangible book value of $0.25 per share to the existing shareholders and an immediate and substantial dilution of $5.67 per share to new investors. The following table illustrates this per share dilution:



Public offering price per share of common stock offered
  hereby....................................................   $6.00
Net tangible book value per share before offering...........   $0.08
Increase per share attributable to new investors............   $0.25
As adjusted net tangible book value per share after
  offering..................................................   $0.33
Dilution per share to new investors.........................   $5.67


     The following tables summarize the relative investments of investors pursuant to this offering and our current shareholders, based on a per share offering price of $6.00 before deduction of offering expenses, and assuming the sale of only the 250,000 shares offered by us.


                                                         CURRENT        PUBLIC
                       MINIMUM                         SHAREHOLDERS   INVESTORS      TOTAL
                       -------                         ------------   ----------   ----------
Number of Shares of Common Stock Purchased...........    4,871,000       250,000    5,121,000
Percentage of Outstanding Common Stock after
  Offering...........................................        95.12          4.88          100
Gross Consideration Paid.............................   $1,087,390    $1,500,000   $2,587,390
Percentage of Consideration Paid.....................        42.03         57.97          100
Average Consideration Per Share of Common Stock......   $     0.22    $     6.00

                                SECURITY HOLDERS


     At July 31, 2000, there were 12 record holders of our common stock.


                                DIVIDEND POLICY

     We have not paid, and have no current plans to pay, dividends on our common stock. Even if we were to elect to pay any dividends, we may incur indebtedness in the future, the terms of which may prohibit or effectively restrict dividend payments.

                               PLAN OF OPERATION

     The proceeds that we will receive from the sale of the 250,000 shares we are offering, assuming that all such 250,000 shares are sold, will be used only for our working capital and general corporate purposes, including payment of salaries. We believe that such proceeds will be sufficient for our working capital and general corporate expenses through June 30, 2001. We cannot now estimate whether such proceeds will be sufficient for such purposes after June 30, 2001, and if so for how long.

     We will need to raise additional funds in the next twelve months to execute our plans for acquiring, renovating and/or building car washes, and acquiring land for some of the car washes that we hope to build. Assuming that the $11,500,000 that five of our founders have promised to lend us is received by us, we estimate that with the proceeds of such loans we can acquire or build between ten and twenty facilities. We cannot be more precise as to the number of facilities we can acquire or build with such loans because we do not know whether a location we want to acquire can be leased or has to be purchased; if purchased whether the purchase price will be required to be paid in cash or will consist in part of deferred payments; what will be the cost of modifications to a facility or of constructing a new facility, particularly to comply with local zoning laws, and the size of the facility acquired, modified or constructed. If we do not receive all or a portion of such loans we will try to secure other lenders or investors to provide us with loans or to purchase our common stock. We do not have any commitments from any other persons to make such loans to us or to purchase any shares of our common stock from us.

     We believe that revenues from our car wash operations will be our primary source of income, followed by revenues from sales of gasoline, then from our fast lube services and then from merchandise sales at our car wash and gas station facilities. We cannot now estimate what will be the relative importance to us of the amount of the revenues, if any, that we receive from our internet related services. Nor can we at this time estimate how long it will take for us to be profitable.


     As we acquire or build car wash and fast lube/gas station facilities we will have to employ enough additional unskilled employees to perform the car wash services and we will also have to employ additional supervisory and executive personnel to operate the car wash and fast lube/gas station facilities and/or other proposed business enterprises. We estimate that we will need from ten to thirty employees at each of our facilities, depending on the size of the facility and whether the facility is a car wash only or is combined with a fast lube/gas station.



     From inception (August 1, 1999) to May 31, 2000 we had revenues of $161,339 of which we received $118,465 from car wash services and sales of gasoline at facilities we acquired in Oceanside and in Commack, both in New York, and $42,874 for computer hardware and software installations for a third party by our subsidiary. We operated the Oceanside facility solely to train our wash attendants, cashiers and greeters. We closed that facility in May 2000 for renovations and expect to reopen it in August 2000. The $778,822 of operating expenses we incurred in that ten month period ending May 31, 2000 was mostly for salaries to our employees, including the personnel we trained at the Oceanside facility and our officers. Most of the personnel we trained at the Oceanside facility continue to be employed by us to help with the renovation of that facility and our other facilities not yet in operation, and in our Commack facility. Since we have only recently commenced operations and acquiring facilities, we do not believe that the results of our operations or our cash flows in that ten month period are indicative of our future operations.

                                    BUSINESS

     The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. This description contains certain forward looking statements that involve risks and uncertainties. See "Disclosure Regarding Forward Looking Statements" and "Risk Factors" elsewhere in this prospectus.

OVERVIEW


     We intend to operate most of our All Star car wash locations as full service wash facilities. In full service locations, interior cleaning and detailing are offered to the customer, together with conveyor drive through washing and waxing, with each wash taking approximately 12 to 15 minutes. At a full service wash, the customer must leave the automobile while the entire car is being cleaned, inside and out. We intend to make this waiting time both entertaining for the customer and profitable for us, by encouraging our customers to access The Portals, computer stations strategically located in the car wash facility.


     Depending on the space available we expect to have up to five computers available to our car wash customers at each of our full service car wash facilities. To use a computer the customer will be asked to provide us with his name, address and other information we may request, which will become part of our customer data base. When such information is provided the customer will be given a code name. Using such code the customer will be able to access our own internet site, HaggleHouse.com. While we cannot be certain that a car wash customer will utilize the 12 to 15 minutes while his car is being washed to use a computer at that car wash facility, we believe that the customer will use our computer because he will probably have nothing else to do while he waits for his car.

     We hope to generate revenues from the use of our computers in the following ways:

     - from advertising that will be displayed on our computers when they are not used and on our HaggleHouse website;

     - fees paid to us by e-commerce merchants for directing our customers to their websites. For example, if an e-commerce company selling automobile insurance pays us the fee we request, we will refer any customer who wants to research automobile insurance to that company's website providing information about the automobile insurance it sells;

     - fees paid us by one or more persons for displaying their names, advertising messages and merchandise in the cubicle in which one of our computers will be located, and

     - fees paid to us by persons who sell merchandise or services on our HaggleHouse.com open marketplace. See "HaggleHouse.com".

     Even if the customer uses our computer in the short time span while his car is being washed the customer may not have enough time at our car wash to make any purchase decisions or otherwise make use of our computers in a commercially meaningful way. However, our customer will be able to access our website from his home or from other computers and, using the code name we provided him, complete any transaction he is interested in from such other computer.

     Our internet related services that will be available at our car wash facilities are being developed and will be directed by Jason Levine, one of our key employees. For the past seven years Mr. Levine provided consulting services to retail and wholesale businesses in analyzing their computer technology, particularly to extract information from their customer and inventory data bases for more effective marketing and greater efficiency.

ACQUISITION AND CONSOLIDATION STRATEGY


     We have acquired five sites on Long Island, NY. At the one in Commack we commenced car wash and gasoline sales operations, by July 4, 2000. At the one in Sayville we commenced car wash, gasoline sales and fast lube operations at the beginning of August, 2000. At the other three locations we intend to renovate or build car wash and fast lube operations. The other three sites are in Oceanside, Copiague and Port Jefferson. In both Oceanside and Commack we have purchased leases in which we are granted options to buy the properties. In Copiague we have purchased a twenty year lease. In Sayville and Port Jefferson we purchased the real estate. In Oceanside we have also entered into two contracts to purchase adjacent properties. The Oceanside and Commack properties were previously operated as gas stations, the Copiague property as a car wash, the Sayville property as a car wash, fast lube and gas station, and the Port Jefferson property is an abandoned gas station. We are not continuing any of the businesses operated at those locations before we purchased them. We have filed plans, or are preparing plans for filing, with the municipal authorities at those three locations for construction of our new car wash and fast lube/gas station facilities. We have also entered into a contract to acquire a thirty year leasehold in Uniondale formerly used as a car wash. We plan to renovate the existing buildings for use as car wash, fast lube and gas station facilities. Uniondale is also a community on Long Island. Wherever possible we will try to operate a fast lube facility and a gas station at each of our car washes because we believe that the use of any one of those facilities will make it easier for our customers to use our other services located there also. However, we may not be able to locate fast lube or gas station facilities at some of our car wash locations because of space limitations or local zoning restrictions.


     We have commitments from five of our founders to lend us an aggregate of $11,500,000. See "Certain Relationships and Related Transactions". Based on our estimates we believe that such $11,500,000 will be sufficient to acquire, renovate and/or construct car washes, fast lubes and at some sites gas stations, at between 10 and 20 locations. To acquire, renovate and/or construct additional car wash, fast lube/gas station sites, we will have to secure additional financing. We cannot assure you that we will be able to secure such additional financing or that our estimates of the number of sites we can have in operation from the $11,500,000 to be loaned to us by five of our founders, will prove accurate since we cannot predict what our cost will be in acquiring renovating and/or constructing a car wash, fast lube/gas station facility.

THE PORTAL


     The Portal will be a computer station designed for user friendliness and flexibility. There will be from one to five such computer stations at each of our full service car washes, the number depending on available space and the anticipated number of customers. After being provided a code name a car wash customer can either access our HaggleHouse.com website, or just view the products and services for sale through The Portal. If our customer wants to shop on the internet, in his search for a particular product or service, our website will first direct him to the website of a merchant offering that product or service who will have paid us a fee for such first direction. Our customer will, however, not be restricted to that merchant but can from our website access the websites of other merchants offering the same type of products. Any person will be able to access our HaggleHouse.com website from other computers outside our car wash locations. The other products and services we plan to offer through The Portal, apart from our HaggleHouse website, will not be accessible outside our car wash locations.


HaggleHouse.com

     We anticipate that many of our customers will use their free time at the car wash to utilize The Portal. Once logged in to The Portal, that customer will be directed to our website,

HaggleHouse.com, which is an open marketplace where people may buy, sell and trade merchandise with no immediate online purchase commitments. We believe HaggleHouse.com will be attractive to our customers because it allows users to bid anonymously. All we do is provide the buyers, sellers and traders with the technology and resources to conduct their transactions. We will generate revenue from the website by the payment to us by both buyers and sellers of a fee for each transaction consummated, as well as through our online advertisements.

     As with all e-commerce, the greater the number of "hits" to a website, the greater amount of money that site may charge for advertisements. We believe that a significant additional advantage in acquiring an increasing number of full service car washes is that it will increase the number of users of HaggleHouse.com, thereby increasing the revenue the website may generate for us.

HaggleHouse Malls

     At HaggleHouse.com, we anticipate a user being able to buy, sell or trade any item -- large or small, from yo-yos to yachts. Each category of products will be separately listed in different sections of our HaggleHouse website. We refer to each such category of products as a "mall". Each HaggleHouse mall will service an area surrounding a given All Star car wash facility. We believe neighborhood store owners and merchants will be able to make use of the HaggleHouse mall as an inexpensive way to advertise their merchandise and special promotions to the users of the local All Star facility, as well as to other neighborhood internet users who will have discovered the convenience of shopping through our HaggleHouse website. As in a physical shopping mall, HaggleHouse mall advertisers will be able to select locations of various sizes and with more or less prominent "locations" in order to advertise their merchandise. The more prominent the location and the larger the size, the higher the "rent" an advertiser will pay to us for the location in the mall. Because our car wash, fast lube and gas station business is automotive based, we believe that the section of our HaggleHouse website devoted to listing automobiles and automotive products and services for sale (our HaggleHouse "Auto Mall") will be the one most widely used. We intend for our Haggle House Auto Mall to facilitate viewing automobiles, appraising automobiles, electronic payments, credit approvals, negotiating purchases and sales of automobiles and previewing inventory. Our Auto Mall will be a true interactive negotiation, including sound, animation, panoramas, and an ability to interact with other participants.

     PROPOSED ANONYMOUS BUYING AND SELLING OF AUTOMOBILES ON THE HAGGLEHOUSE AUTO MALL

     (i) Buyers. A buyer chooses a region to search. Our database stores items for sale to be searched regionally. This allows buyers to be able to "drive" electronically to a "nearby" location to see items before committing to a purchase. After a region is chosen, categories of items will be listed and the buyer will be able to determine if the cars are listed by a private seller or by one of our affiliated dealers. Buyers are then able to search for new or used cars based on make, model and year. The search results are then displayed (four or five on a page). If an ad has a picture, it will be displayed; if not, a box with "picture not available" is displayed. A comparison is also offered to the buyer so the buyer can view two similar items side-by-side to make a better decision. The buyer is then able to ask the seller a question, make an offer, store car information, or get the seller's code name, which permits the seller to remain anonymous. By choosing one of these options, the buyer is required to register in our system. Our system will require the buyer to enter certain of his or her personal information and answer a questionnaire, including name, address, e-mail address, day phone, evening phone and credit card information. The buyer will choose on the questionnaire the means by which dealers and sellers can contact the buyer (by fax, HaggleHouse message bin only, e-mail, phone). After the buyer confirms all of the information on the confirmation page, he/she is asked to choose a login name (code name) and a password. The login name is meant to hide the identity of the buyer to the sellers. Code names of buyers will be different from the code names of sellers to

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

assure anonymity. If the buyers have any questions, they are able to click a link and open a form. The form allows the buyer to fill in his/her code name and questions. As soon as the buyer indicates any interest, the buyer is registered by our system as someone who has buying interest in the region. This is the information that will be forwarded to participating dealers. By inquiring about an automobile, the buyer could get a response from every member dealer with a better or similar deal.

     The buyer can also offer or "bid" on the car immediately and the information will be sent to the dealer or private seller directly. The buyer may click on a link that opens another form that has fields to enter the buyer's code name and offered amount. The buyers are told they will receive a response within 24 hours in our system via a message box. Each buyer will get their own message box and at login have the ability to check their messages. The buyer also has the ability to store a vehicle in his/her message box for further consideration and comparisons. The item under consideration is stored there for 30 days and is removed automatically when 30 days expire or when the ad is removed by the seller.

     If the buyer is happy with the initial listed guaranteed price, or is happy with a response, he/she can click on the "get ID" icon that will allow the buyer to identify the seller by code name.

     (ii) Individual Private Sellers. For a seller to post an ad in our system we will require registration. The seller logs into our system via a "to place an ad" link from our home page. This page will offer a form that requests all of the information our company needs: name, address, e-mail address, day phone, evening phone and credit card information. After reviewing the confirmation page, the seller chooses a code name and a password. The following page is the ad form. Each seller fills in his/her code names and the vehicle make, model, price and year. There is an additional notes field that allows the seller to type in a detailed description of the auto, including options, transmission, mileage and color. On this page we also offer the ability for the seller to post a picture. In the event we take the picture at one of our car wash locations, a diskette with the picture on it will be given to the seller, or the picture will be e-mailed to the seller, to place the ad with the picture at the seller's home. Once the ad is posted, the private seller may begin receiving e-mails with questions and offers. The seller then responds to the buyer's individual message box by logging into our site and clicking a "respond to message" link. If an offer was given and the seller is happy with the offer, the seller may execute the sale by clicking on the "Sell" button. At this point, the seller will be given the real identity of the buyer via a link from the seller. The seller is given the contact information that the buyer offered in his/her questionnaire. An e-mail is also automatically sent to the buyers, letting them know that their offer has been accepted and the seller will be contacting them shortly. The seller will also be identified to the buyer in this e-mail.

     The seller and buyer will each pay us a fee when the seller or the buyer accepts the other's offer. We will collect those fees by charging the seller's and the buyer's credit cards. We believe that such charge will be from $7.50 to $15.00 to the seller and an identical amount to the buyer for each accepted offer, although we may charge more or less, based on our operating experience. We will offer a few different packages for posting an ad. Sellers may pay per ad posted or for a "booth." Booths will come in varying sizes, allowing sellers to list only a few items or a great number of items. Sellers may opt to use banners or advertisements. An ad will cost a percentage of the amount of the item for sale. We expect to charge between one and two percent, although we may charge more or less, based on our operating experience. These charges will be collected by charging the seller's credit card, at the time the seller registers with us when credit card information is given.

     (iii) Commercial Sellers -- Dealers. We do not sell cars. We leave that to the dealers. We generate leads to help a dealer's business grow. When a person using our car wash registers with us to use our computer at our car wash location, or when a person registers in our system in order to make inquiries about an automobile listed for sale or to secure the seller's code name to make an offer for the listed automobile, he/she will be asked to permit us to provide his/her name to third parties for

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

marketing purposes. Such lists will then be made available to automobile dealers. Dealers may list as many cars from their inventory as they want to list, at no charge. Buyers from our All Star Car Wash locations in that area, as well as buyers who are using the internet to shop, will have immediate access to dealers' listings. As with private sellers we will charge a dealer per ad posted or for a booth.

     When a buyer provides us with information as to the make, type, color and other information (such as options) that such buyer is seeking to purchase, we will provide that information together with the buyer's name and contact information to dealers who register with us. If a dealer wants priority service in receiving such leads and access to our special advertising opportunities, we offer our three tier option package which lets dealers choose the service they want.

     - TIER 1 -- This is open to all dealers -- free of charge. All they need to do is register in our Tier 1 Group and they will be informed of any and all leads in their region. We guarantee to e-mail them a buyer's contact information within four hours of our receipt of such information.

     - TIER 2 -- For a fixed fee per month, a dealer receives priority service. We guarantee to e-mail the dealer information about all leads in their region within thirty minutes of our receipt of such information. We also offer Tier 2 dealers an inventory management program which will allow dealers to maintain up-to-date records of the vehicles in their inventory and the use of digital picture taking equipment so that they can transmit by computer photographs of the vehicles they are offering for sale on our HaggleHouse Auto Mall.

     - TIER 3 -- For a fixed fee per month we will provide a Tier 3 dealer the same services and equipment that we provide to a Tier 2 dealer and in addition, based on the information the buyer provides when he registers with us, we will provide the Tier 3 dealer with a credit and background report about the buyer and also provide the Tier 3 dealer with five free monthly banner or headline advertisements on our HaggleHouse Auto Mall.

     We have not yet determined the monthly charge we will ask Tier 2 and Tier 3 dealers to pay. We may also, based on our operating experience, decide to charge dealers for our Tier 1 services. Dealers will, as will private sellers, pay us a fee of from $7.50 to $15.00 when the dealer or a buyer accepts the other's offer through our HaggleHouse Auto Mall.

Growth of the Internet and Online Commerce

     Over the past several years, the internet has emerged as a powerful and efficient new medium, enabling people worldwide to exchange information, communicate and conduct business electronically. The number of people using the internet continues to expand rapidly. The internet has become the fastest growing communications medium in history, according to the eAdvertising Report, a publication prepared by Advertising Age and eMarketer. The eAdvertising Report states that the internet reached 50 million Americans in only five years, as compared to 13 years for television, 38 years for radio and 10 years for cable television.

     Businesses have recognized the online commerce opportunity and are increasingly using the internet to sell and distribute products and services. As online commerce and the number of people using the internet grow, advertisers and direct marketers are increasingly using the internet to locate customers, advertise products or services and facilitate transactions. The eAdvertising Report estimates that approximately $1.5 billion was spent by U.S. companies on internet advertising worldwide in 1998, and this amount is expected to grow to approximately $2.6 billion by the end of 1999 and to approximately $8.9 billion in 2002. According to the eAdvertising Report, internet advertising spending will account for approximately 1.2% of the total advertising spending in 1999 and this amount is predicted to grow to 3.4% in 2002.

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

Our Management Information System


     Our management information system allows for the transfer of transaction data over the internet in real time to our corporate headquarters directly into our accounting database. This allows for real time monitoring of each car wash site. From the moment the car enters our car wash our information system allows us to capture and make use of servicing, tracking and accounting information that allows us to monitor the performance and conditions at each local facility giving management an accurate, real time window into the ongoing operation, enabling immediate and effective decision making.


     We anticipate that each retail location will have a main computerized point of sale (POS) system that facilitates transactions with customers. This POS system will be connected to the car wash tunnel control system. Each retail location may also include other transaction POS system facilities to be used for other services offered, including lube centers and gasoline dispensers. Each customer transaction will generate financial and inventory data that will be stored and processed locally and also forwarded to our corporate headquarters.


     We consolidate the business data gleaned from the POS systems at each retail location at our administrative headquarters. This allows management to be able to effect price changes, special promotions and other decisions from our headquarters. This same technology creates current reports on our car wash system as a whole, as well as on individual facilities. Reports on growth, turnover time, retained customers, car wash efficiency and profit center performance are generated with a touch of a button.


     The data provided to our headquarters will come from several different sources and must be converted so that it can be merged on a single system at our headquarters. We believe our management information system is designed to accomplish this task.

     The data storage concept of the management information system is that of a shared architecture (SA) database, whereby a universal and consistent database format is designed to accommodate present applications and future technology. The structure of this database includes standardized tags attached to each piece of data defining its content and application. Any application can read from or store data in the shared architecture database by using transformers, which read these tags and translate the data between the application structures and the shared architecture database.

     For example, one of the pieces of data stored in the SA database is the customer's name. This might be in the form of two fields, "Last Name" and "First Name". These will be the standard data "tags" for those pieces of information. In the POS system this same information may be called "Given Name" and "Surname". In order to connect the POS with the SA, a small program called a transformer is used that automatically changes the tag of "Surname" to "Last Name" and "Given Name" to "First Name". Similarly, our accounting system might call these same pieces of information "Name 1" and "Name 2". A similar transformer will connect these with the SA tags.

Portal Competition

     The Portal will be competing, in general, with all other internet commerce providers for the attention of the e-commerce customer base, and in particular, with other well established auction and bidding sites, such as E-bay.com and Priceline.com. We will be competing, among other things, on the basis of name recognition, availability of inventory on The Portal, the maintenance of the security and anonymity we guarantee our users and the ability of our users to easily navigate our sites. Due to the limited barriers to entry to the e-commerce industry, we cannot give you any assurance that we will not encounter significant increased competition in the future, which could limit our ability to maintain or increase market share or maintain our profit margins (if any). The industry in which we compete is characterized by developments requiring rapid adaptation to provide competitive products and services. We believe that increased competition within the online retail market could result in reduced market share and increased spending on marketing and product development, which could have a materially adverse effect on our financial condition and operating results. Most of our competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do. We cannot assure you that we will be able to compete effectively with current or future competitors.

FULL SERVICE CAR WASH OPERATIONS

     We intend to acquire, consolidate, modify and build car wash operations, initially in the Greater New York metropolitan area, and to have approximately one third of these locations also equipped with fast lube and/or gasoline stations. We expect that some of the gasoline stations will also have convenience stores. Our management has targeted for potential acquisition up to 200 existing and potential car washes and fast lube locations in the Greater New York metropolitan area. Thereafter, we intend to continue to identify, acquire and build additional prime car wash and fast lube/gas station locations. We intend to select locations by carefully monitoring traffic volume, local competition, neighborhood demographics, and, in the case of existing locations, verified sales volume and price. In the event we succeed in establishing a significant market presence in the Greater New York Metropolitan area, we intend to expand our operations up the Northeastern corridor into New England and other geographical areas within the United States. We can give you no assurance as to the number of such facilities we will actually be able to acquire, build or operate in the future, whether within or outside the Greater New York Metropolitan Area.

ENDORSEMENTS BY SPORTS AND ENTERTAINMENT PERSONALITIES

     We intend to obtain endorsement agreements with various athletes and entertainers, each of whose names will be used to promote one or more car wash locations, as well as the entire All Star chain, with all locations consolidated under the "All Star" name. To further these sports entertainment efforts, we have retained Mr. Greg Buttle, former star of the New York Jets football team and currently President of Unique Sports & Entertainment Marketing, Inc., of East Meadow, New York, as a consultant and our vice president for sports and entertainment marketing.

     The agreement we will offer to each such celebrity will be on the following terms. For each car wash location where we will use the celebrity's name to promote sales, we will pay the celebrity a one time $10,000 fee plus 10,000 shares of our common stock. For such payments we will have the right to use the celebrity's name at a single car wash location for five years. The 10,000 shares will be issued 5,000 shares on the first anniversary of the agreement and the remaining 5,000 shares on the second anniversary of the agreement. One year after the issuance of shares to the celebrity, the celebrity may, for a period of one year, if he or she can't sell such shares in the public securities markets for a price of $6.00 or more per share, compel us to purchase such shares for $6.00 each. Such celebrity will, at our option, make not less than five personal appearances at the car wash site each year. We will pay the celebrity $1,000 plus his or her travel expenses for each appearance.

     We also will establish an All Star Collectibles website through which we will try to sell collectibles autographed by such celebrities. We will pay the celebrities 15% of the amount by which the price for which we sell their autographed collectible exceeds the price at which we buy the collectible.


     Mr. Buttle and we have entered into such agreement for use of Mr. Buttle's name to promote car wash sales at our Commack, Long Island car wash facility.


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

The Car Care

     During the 12 to 15 minutes the customer is using The Portal station, his or her car is in the process of being attended to by our employees. On the interior, the car is vacuumed, windows are cleaned, ashtrays are emptied, and the dashboard is dusted. On the exterior, the car is washed, hand toweled dry and the tires are cleaned. We intend to offer a wide range of service options, from the "Blitz" (exterior wash only), the "Slam Dunk" (a full service wash, with clear coat sealant, clean coat polish, chassis bath and rust inhibitor), the "Hat Trick" (all services for the Slam Dunk plus wheel bright and tire dressing) to the "Grand Slam" (a Hat Trick plus a wax applied by hand). In order to provide the best wash, we intend that our facilities will use only the highest quality equipment.

The Quick Lube/Oil Change


     We estimate that one of every three of our car washes will also have a quick lube facility which will offer multi point oil changes, draining and flushing transmission fluid, draining and flushing brake fluid, draining and flushing power steering fluid, flushing and filling the radiator, fuel injection cleaning and (in some locations) state inspection. All Star operations will not become repair services, a direction which, we believe, increases overhead and complicates delivery of high quality service.


The Detailing Station

     In combination with a full service car wash we plan to offer detailing services, which will include, in most locations, hand washing, machine waxing, carpet shampooing, upholstery cleaning, leather and vinyl interior dressing, deodorizing and engine cleaning. We intend to also offer a number of other services, such as paint touch-up, paintless dent removal and windshield repair.

The Cash-and-Carry Store

     Like most car wash operations, we anticipate that our All Star locations will feature the sale of automobile related products. However, this will serve as just one aspect of our "retail boutique" concept. Relying on the sports entertainment theme we plan to use our All Star car washes for event oriented merchandising (such as basketball events and competitions at the site, hosted by our celebrity sports and entertainment personalities). At our day to day retail operations we intend to feature sports items, memorabilia and merchandise, and a sports photo gallery, including autographed copies of photographs signed by our sports and entertainment personalities.

     We hope our retail operations will also play to the mid-week audience (typically mothers with children) and the portion of the weekend audience (typically fathers with children) that will be attracted to children's games, novelty and collectible items (e.g., Beanie Babies, Milkie Pens, Pokemon cards and other fad items). We intend to offer these items at reasonable market prices because our objective will be to have the children lead the parents to our car washes.

     All of our car washes will feature enhanced food services by replacing the industry's traditional coffee pot with high-end vending machines for cappuccino and other revenue-producing quick-food items. In addition, our washes will offer free advertising coffee mugs and free coffee all day to professionals in the taxi and livery business, as well as a low cost breakfast buffet for them while they wait for their car to be washed.

Car Care Competition

     The extent and kind of competition that we face varies. The car wash industry is highly competitive. Competition is based primarily on location, facilities, customer service, available services and rates. Because barriers to entry into the car wash industry are relatively low, competition may be expected to continually arise from new sources not currently competing with us. In this sector of our business we also face competition from outside the car wash industry, such as gas stations and convenience stores that offer automated car wash services. In some cases, these competitors may have significantly greater financial and operating resources than we do. In our car service businesses, we face competition from a number of sources, including regional and national chains, gasoline stations and companies and automotive companies and specialty stores, both regional and national.

EMPLOYEES


     We presently employ 70 people all on a full time basis, including two executive officers. Sixty five of these people are or will be managers or assistant managers and other employees at our facilities. We anticipate adding additional employees as we acquire additional car washes and as further needs arise.


LEGAL PROCEEDINGS

     We are not currently a party to any legal proceedings, nor do we know of any claims against us that could have a material adverse effect on us or on our operations.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers are as follows:


            NAME              AGE                       POSITION
            ----              ---                       --------
Daniel Boucher..............  54    President, Chief Executive Officer and Director
Jeffrey Leader..............  45    Vice President -- Car Wash Operations,
                                    Treasurer, Secretary and Director
Sean Michtavy...............  27    Vice President -- Systems Operations and
                                    Director
Greg Buttle.................  46    Vice President -- Sports and Marketing
Bruce Bendell...............  46    Director
Michael A. Civin, Ph.D. ....  53    Director
Abraham Samuel Marrache.....  50    Director
Isaac Samuel Marrache.......  44    Director
Ely Sakhai..................  48    Director
Harvey Glicker..............  56    Director


     Daniel Boucher holds an M.A. in Communications and Media and a B.A. in Liberal Arts from the University of Akron in Akron, Ohio. Since 1993, Mr. Boucher has served as the Publisher and General Manager of Buy-Lines Press. In that capacity, he has produced three weekly advertising periodicals that are distributed from newsstands with combined circulation of in excess of 100,000 readers. He has also overseen the publication of the Korean and Spanish language versions of Buy-Lines. From 1992 to mid 1993, Mr. Boucher was the General Manager for Danieli & O'Keefe Associates, a computer technology industry. In 1991, he was the Vice President of Market Services, Eastern Regions for InfoWorld, an international data group trade publication.

     Jeffrey Leader has a B.A. in Business from Brooklyn College (1976). From 1992 until his recent employment with us, Mr. Leader was a principal of Enge Collection, a garment manufacturer.

     Sean Michtavy has an A.A. degree from Rancho Santiago Canyon College
(1997). Before serving as Vice President of our Radence Generation II subsidiary in 1999, Mr. Michtavy worked as a systems analyst and programmer at Budd Van Lines from 1998 to 1999. From 1992 to 1998, Mr. Michtavy was Western Regional Sales Representative and Information Systems Assistant for Budd Van Lines in Rancho Cucamonga, California.

     Greg Buttle has a B.S. from Penn State University (1976) where he was captain of the football team and an All-America linebacker. From 1976 to 1985 Mr. Buttle was a linebacker on the New York Jets football team. He was selected to the NFL Rookie of the Year team, was selected as an all pro linebacker in the 1979-80 season, served as defensive captain and was a player representative to the Players Association. From 1989 to the present Mr. Buttle has served as president and chief executive officer of Unique Sports Entertainment and Marketing, Inc., which organizes and implements celebrity driven events such as celebrity golf tournaments, sports award dinners, celebrity fashion shows and celebrity fund raising events. Mr. Buttle also has other diverse business interests.

     Bruce Bendell holds a B.A. in Accounting and Economics from Queens College
(1975). Mr. Bendell has been in the automotive business since 1972. Most recently, from 1985 to the present, Mr. Bendell has been the president of Major Automotive Group, a group of automobile dealerships with annual sales of over $200 million. During this period, he has also been President of Major Fleet and Leasing Corporation, a full service automobile leasing and financing company. Since 1995, he has been Chairman of Fidelity Holdings, Inc., a publicly-traded company involved in the ownership of retail auto dealerships and providers of telecommunications services. In addition, Mr. Bendell has held memberships in numerous professional and civic associations and organizations. He is a Director of the Queens Chamber of Commerce; a Director of Long Island City Business Development; a Director of the Board of Managers for the Long Island City YMCA; a member of the Queens District Attorney's Business Advisory Council; and Chairman of the Bell Atlantic Customer Advisory Board.

     Michael A. Civin, Ph.D. holds an A.B. cum laude in General Studies from Harvard (1968), an M.A. in English from the University of Oregon (1971), an M.A.
(1985) and Ph.D. (1988) in Psychology from the Derner Institute at Adelphi University, and a Post Doctoral Certificate in Psychoanalysis and Psychotherapy from the Derner Institute at Adelphi University. He is a New York State licensed Clinical Psychologist. Dr. Civin has been an Associate Clinical Professor of Psychology at the Derner Institute since 1993, and has been on the faculty of the Post Doctoral Program in Psychoanalysis and Psychotherapy at Derner since 1998. He was the Founder and Director of the M.A. in General Psychology at Derner from 1995 to 1999. From 1989 to 1994, he was an Associate Professor of Psychology at New York Institute of Technology and was Director of that institution's Masters Program in Professional Studies. Since 1994, Dr. Civin has been the Director of Clinical Training at the Baldwin Council against Drug Abuse. He is currently President and Chief Executive Officer of Clocktower Psychological Services in Roslyn, New York. In 1975 he founded an independent management consulting firm, MC Management Consulting. From that date to the present, Dr. Civin has consulted for dozens of businesses nationwide and internationally. Dr. Civin has published numerous scholarly papers on use of the internet. His book on internet psychology, Male Female Email, is published by The Other Press.

     Abraham Samuel Marrache holds an M.A., with honors, in Jurisprudence from Oxford University in England and a Diploma in International Studies from the University of Geneva in Switzerland. A British national, Mr. Marrache has been, since 1996, a consultant to Chase Manhattan Bank in Spain, a representative for the Euromony Publishing Group, a member of Impax Capital Corporation, a British based corporation providing corporate finance advisory and strategic consulting services, particularly in the environmental utilities sector, and a partner of Marrache Freres Limited, a partnership which originates, structures and finances corporate acquisitions. In 1996, he was President Designate of Chemical Banque Suisse of Geneva, Switzerland. From 1991 to 1996, he was the Head of Private Banking and the Promoter/President of Chemical Ahorro, S.G.I.I.C., of Madrid, Spain. Between 1985 and 1996, he served as the Managing Director and Deputy Manager of Chemical Bank, Madrid Branch, in Madrid, Spain. Mr. Marrache is the translator from English to Spanish of "Introduction to the Eurocurrency Markets" and the author of numerous articles on banking and jurisprudence. He is the winner of the Justas Castellanas, 1993 literary prize. He is a member of the Honourable Society of the Inner Temple of England and Wales, the Honorary President of Associations of Oxford University Alumni of Spain and Venezuela, and a Patron of the Salvador de Madariaga Foundation in Spain.

     Isaac Samuel Marrache holds degrees from the University of London, School of Oriental and African Studies, and an LLM from the University of London, the London School of Economics and Political Science. Mr. Marrache is the founder and for the past seventeen years has been the senior partner of Marrache & Co., a firm of barristers and solicitors, with offices in Gibraltar and London, England. He has been a Freeman and Liveryman of the City of London, a member of the International Bar Association and the Gibraltar Lawyers Association, a Notary Public of Gibraltar and a Commissioner for Oaths of the Inner Temple of England and Wales. He is a retired Sub-Lieutenant of the Royal Navy Reserves. He is the co-author of the law digest on Gibraltar which appears in the Martindale-Hubble directory, as well as author of numerous legal books and a contributor to legal publications.

     Mr. Abraham Samuel Marrache and Mr. Isaac Samuel Marrache are brothers.

     Ely Sakhai is a civil engineering graduate of Columbia University. He has been engaged in the art gallery business in New York City for the last fifteen years. He is President and Director of ACOR, a company which plans to pursue new oil and gas leases in Australia, Canada and the United States.

     Dr. Harvey Glicker holds a BS in Biology and Physics from Hunter College
(1965), and a Doctor of Dental Surgery with a John Kolmer honors award in medical science from Temple University (1969). He obtained a specialist certification in periodontics from New York University in 1973. Dr. Glicker previously held staff positions at Long Island Jewish Medical Center and North Shore University Hospital, both on Long Island. He has an established periodontal practice on Long Island for over 25 years. Dr. Glicker has been involved with the venture capital development of numerous private and public companies, including Fidelity Holdings, Inc. (FKHG), Muse Technologies, Inc.
(MUZE), Preferred Voice (PFVI), Visual Data Corp. (VDAT), Edulink, Inc. (MYIQ), US Home and Garden Corp. (USHG), World Communication Group, United Medical Corp., Travel Link Services, Paramotor, Inc., Millennium Vu, Laser Medical and Innercircle Pharmacal, Inc.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors currently receive no compensation for serving on the Board of Directors.

BOARD COMMITTEES

     Messrs. Daniel Boucher, Bruce Bendell and Ely Sakhai serve as the Executive Committee of the Board of Directors. The Board of Directors does not have an Audit or Compensation Committee and the functions of such committees are currently performed by the entire Board of Directors.

KEY EMPLOYEES

     We employ Mr. Alphonso Carrabis to supervise our car wash operations. Mr. Carrabis is 33 years old and has had over 20 years experience in working in and operating 13 car washes owned by him and other members of his family. All of those car washes are located on Long Island. Mr. Carrabis and members of his family own 3 car washes on Long Island which they have leased for operation to unrelated third parties.

     We employ Mr. Jason Levine as our Chief Technology Officer to direct our internet related services and programs. Mr. Levine is 28 years old. For the past seven years he has provided consulting services to retail and wholesale businesses in analyzing their computer technology, particularly to extract information from their customer and inventory data bases for more effective marketing and greater efficiency.

                             EXECUTIVE COMPENSATION

     Mr. Daniel Boucher, our chief executive officer, received no compensation from us in 1999. None of our other executive officers except Mr. Sean Michtavy received any compensation from us in 1999 and in 1999 we paid Mr. Michtavy less than $100,000.

EMPLOYMENT AGREEMENTS

     Our subsidiary corporations have entered into the following employment and consulting agreements. The agreements with Messrs. Leader and Michtavy require them to devote full time to our affairs, while the agreement with Mr. Buttle is a consulting agreement which requires him to devote an average of fourteen hours a week to our affairs.

                                                                    NO. OF SHARES OF
                                                                   COMMON STOCK TO BE
                                                                  GRANTED OVER TERM OF
                                                                 AGREEMENT WITHOUT COST
                                                   BASE ANNUAL       TO EMPLOYEE OR
                 NAME                     TERM       SALARY            CONSULTANT
                 ----                    -------   -----------   ----------------------
Jeffrey Leader.........................  3 years     $85,000               None
Sean Michtavy..........................  5 years      75,000             35,000
Greg Buttle............................  3 years      72,000             30,000

Mr. Michtavy's base annual salary increases each year with a base annual salary of $150,000 in the fifth year of his contract. Mr. Leader's base annual salary increases based on the number of car washes we acquire, up to $175,000 if we acquire 29 car washes. The agreements with Messrs. Leader and Michtavy provide for cost of living salary adjustments and additional compensation based on increases in our earnings per share.

     Mr. Daniel Boucher is employed by us part time. We do not expect to employ him full time until our revenues and profits, if any, permit. We expect Mr. Boucher to devote approximately 20 to 30 hours per month to our affairs. We now pay Mr. Boucher at the following hourly rate for the time he devotes to our affairs: $100 in cash plus shares of our common stock having a market value of $100 at the time such services are rendered. Either we or Mr. Boucher can terminate such employment arrangement at any time. As of the date of this prospectus we have already issued 1,000 shares to Mr. Boucher.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information as of July 31, 2000 with respect to the beneficial ownership of our common stock by (i) each of our current directors (ii) each of our officers, (iii) all of our directors and officers as a group, (iv) each person known by us to own beneficially more than five per cent (5%) of the outstanding shares of our common stock and (v) Millennium Capital Group, the selling shareholder.



                                                                                  PERCENT
                                     AMOUNT AND NATURE                    ------------------------
        NAME AND ADDRESS OF            OF BENEFICIAL            SHARES     BEFORE        AFTER
         BENEFICIAL OWNER               OWNERSHIP**            OFFERED*   OFFERING   OFFERING**(1)
        -------------------          -----------------         --------   --------   -------------
Daniel Boucher*....................          1,000                  --       ***          ***
Jeffrey Leader*....................             --                  --        --           --
Sean Michtavy*.....................         15,000                  --       ***          ***
Greg Buttle........................          5,000                  --       ***          ***
  1900 Hempstead Turnpike
  East Meadow, NY
Bruce Bendell......................      1,000,000(2)               --      20.5         19.5
  43-40 Northern Blvd.
  Long Island City, NY
Michael A. Civin, Ph.D.............             --                  --        --           --
  46 Sea Cliff Avenue
  Seacliff, NY
Abraham Samuel Marrache............        750,000(3)               --      15.4         14.6
  Fortress House
  9 Cathedral Square
  Gibraltar
Isaac Samuel Marrache..............      1,750,000(2)(3)            --      35.9         34.1
  74 Ragged Staff
  Queensway Quay
  Gibraltar
Ely Sakhai.........................        750,000                  --      15.4         14.6
  818 Third Avenue
  New York, New York
Harvey Glicker.....................             --                  --        --           --
  700 Hillside Avenue
  New Hyde Park, New York
The Millennium III Trust...........        750,000(2)(3)            --      15.4         14.6
  5 Cannon Lane
  Gibraltar
Brockport Trading Limited..........      1,250,000                  --      25.7         24.4
  292A Main Street
  Gibraltar
Knightdale Enterprises Limited.....        750,000(3)               --      15.4         14.6
  292A Main Street
  Gibraltar
The Millennium I Trust.............        250,000(2)(3)            --       5.1          4.9
  5 Cannon Lane
  Gibraltar

                                                                                  PERCENT
                                     AMOUNT AND NATURE                    ------------------------
        NAME AND ADDRESS OF            OF BENEFICIAL            SHARES     BEFORE        AFTER
         BENEFICIAL OWNER               OWNERSHIP**            OFFERED*   OFFERING   OFFERING**(1)
        -------------------          -----------------         --------   --------   -------------
Millennium Capital Group...........        100,000(4)          100,000       2.1           --
  330 Motor Parkway
  Suite 201
  Hauppaugue, NY
                                         3,521,000(1)(2)(3)         --      72.3         68.8
All officers and directors as a
  group (11 persons)...............


---------------
* The address of these persons is at our offices, 165 EAB Plaza, West Tower, 6th Floor, Uniondale, New York 11566

** The number of shares of common stock beneficially owned by each person or entity is determined under rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

*** Less than 1%.

(1) Assuming sale of all the 350,000 shares offered hereby.


(2) Mr. Bruce Bendell's holdings do not include the 750,000 shares owned by the Millennium III Trust and the 250,000 shares owned by The Millennium I Trust. Mr. Bruce Bendell is the grantor and members of his immediate family are the indirect income beneficiaries of The Millennium III Trust and of The Millennium I Trust, but Mr. Bendell does not exercise any voting or investment power over the shares held by such trusts, such power belonging exclusively to the trustee. The trustee is not an affiliate of Mr. Bendell but is an affiliate of Isaac Samuel Marrache, who, as a result of his shared control of the trustee, may be deemed to have shared voting and investment power over the 1,000,000 shares owned by such two trusts. Therefore such 1,000,000 shares are included among Mr. Isaac Samuel Marrache's holdings.



(3) Consists of 750,000 shares owned by Knightdale Enterprises Limited, over which shares Abraham Samuel Marrache and Isaac Samuel Marrache have shared investment and voting power; the shares owned by The Millennium III Trust and the Millennium I Trust, because Mr. Isaac Samuel Marrache and his brother (not Abraham Samuel Marrache) each own an interest in the trustee of such trusts and therefore Mr. Isaac Samuel Marrache may be deemed to have shared voting and investment power over our shares held by such trusts. Mr. Isaac Samuel Marrache disclaims any beneficial interest in any of those shares.


(4) Does not include 150,000 shares issuable upon exercise of seven year options we intend to grant to Millennium Capital Group, exercisable at $1.50 per share, but only in the event that we sell all 250,000 shares offered by us hereby. Such options, if granted, will be granted for services performed for us by the officers of Millennium Capital Group prior to this offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FOUNDERS

     We have sold shares of our common stock to some of our officers, directors and other persons, all of whom we consider to be our founders, at prices significantly lower than the $6.00 per share price at which we are now offering our common stock.

     Prior to our incorporation in February 2000, we sold an aggregate of 1,100,000 preincorporation shares to the following four persons in the following amounts at a price of five cents per share.

                                                             NO. OF SHARES
                                                             -------------
Bruce Bendell..............................................     250,000
The Millennium I Trust.....................................     250,000
Brockport Trading Limited..................................     500,000
Millennium Capital Group...................................     100,000

The $55,000 aggregate purchase price for those 1,100,000 shares was paid to and used by our subsidiaries which were then already incorporated.

     In February and April 2000 we sold an aggregate of 3,750,000 shares of our common stock to the following five persons in the following amounts, at a price of 26 2/3 cents per share.

                                                             NO. OF SHARES
                                                             -------------
Bruce Bendell..............................................     750,000
The Millennium III Trust...................................     750,000
Brockport Trading Limited..................................     750,000
Knightdale Enterprises Limited.............................     750,000
Ely Sakhai.................................................     750,000

These five persons have also agreed that, at our option, they will lend to our subsidiaries up to $2,300,000 each. We intend to use the proceeds of such loans to purchase existing car washes and fast lube/gas stations, or to construct them at sites we will acquire. Each loan will be repayable five years after it is made and bear interest at the rate of 10% per annum, which interest is payable on the maturity dates of the loans. In consideration for such persons making such loans to our subsidiaries, we will grant such lenders five year warrants entitling them to purchase one share of our common stock for every two dollars loaned by such person to us. Each such warrant will only be exercisable one year after the date of grant. The exercise prices of those warrants will be as follows:

          (a) if at the time the warrant is issued our common stock is listed for trading on a national or regional securities exchange or on Nasdaq, at a price which is 30% below the average closing prices of our common stock, as quoted on such exchange or on Nasdaq, for twenty consecutive trading days prior to the date we receive the loan for which such warrant is issued,

          (b) otherwise, at an exercise price of $1.25 per share for the first tranche of such loans made to us; at $1.75 per share for the second tranche, with the exercise price increasing by 50 cents for each successive tranche of such loans made to us.

     At our option the warrant holders can be compelled to exercise their warrants but only for the purpose of reducing (or satisfying) the then unpaid balance of, and unpaid accrued interest on, the loans made to us by such warrant holder and in connection with which such warrants were issued.

     Mr. Bruce Bendell is one of our directors. He is the grantor and members of his immediate family are the indirect income beneficiaries of both The Millennium III Trust and The Millennium I

Trust, although Mr. Bendell does not exercise any voting or investment power over the shares of our common stock owned by such trusts or over any securities of other companies owned by such trusts. Such power is exercised exclusively by the trustee of such trusts, who is not affiliated with Mr. Bendell.


     Mr. Isaac Samuel Marrache, one of our directors, is the owner, together with his brother (not Abraham Samuel Marrache), of a corporation which is licensed by the Financial Services Commission of Gibraltar to act as a trustee, and which corporation is the trustee of The Millennium III Trust and The Millennium I Trust. Messrs. Abraham Samuel Marrache and Isaac Samuel Marrache and two of their brothers have control of, and are the beneficial owners of Knightdale Enterprises Limited.



     Brockport Trading Limited is controlled and owned by Mr. David Winder of Gibraltar.


     Mr. Ely Sakhai is one of our directors.

EMPLOYEES AND CONSULTANTS


     We or our subsidiaries have entered into employment and consulting agreements with Messrs. Greg Buttle and Sean Michtavy, and are about to enter into a consulting agreement with Mr. Daniel Boucher, pursuant to the terms of which we have issued shares of our common stock to such individuals as part of the compensation paid by us to them. Under the terms of such agreements we are obligated to issue additional shares of our common stock to such three persons if they continue to be employed by us. Messrs. Boucher and Michtavy are directors and executive officers of E-Star and Mr. Buttle is an officer of the subsidiary of E-Star which will operate our car wash and fast lube/gas station facilities. As of August 1, 2000, as part of their compensation we issued 15,000 shares to Mr. Michtavy, 5,000 shares to Mr. Buttle and 1,000 shares to Mr. Boucher.


     In addition Mr. Michtavy owns 10% of the outstanding capital stock of the subsidiary that will operate our Haggle House internet business. We own the other 90% of such subsidiary's outstanding common stock.


     As of July 27, 2000 such five persons have loaned us an aggregate of $3,403,000, on account of their obligations to lend us such $11,500,000 in aggregate. In addition Mr. Jeffrey Leader, one of our directors and executive officers has loaned us $300,000. We used and are using the proceeds of such loans for buying and renovating, and costs incurred for such purchases and renovations, some of the properties we have already acquired and where we will be operating car washes. Repayment of approximately $1,600,000 of such loans is secured by a second mortgage (subordinate to a $1,500,000 purchase money first mortgage) on our Sayville facility.

                        SHARES ELIGIBLE FOR FUTURE SALE


     All of the 4,771,000 presently outstanding shares of our common stock which are not offered for sale by this prospectus, are restricted securities and may not be sold except in compliance with Rule 144 under the Securities Act. In general, under Rule 144 a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the total number of outstanding shares of the same class or (ii) if the shares are quoted on Nasdaq, or on a securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of E-Star for at least the three months immediately preceding the sale and who has beneficially owned shares of our common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of these limitations.


     We cannot predict the effect, if any, that sales of these outstanding shares or the availability of those shares for sale, will have on the market price of our common stock.

                           DESCRIPTION OF SECURITIES

COMMON STOCK


     We are currently authorized to issue 100,000,000 shares of common stock, par value $.001 per share, of which 4,871,000 shares are presently issued and outstanding. If we sell and issue an additional minimum 250,000 shares in this offering 5,121,000 shares will be outstanding.


     The holders of our common stock are entitled to one vote per share for the election of directors and with respect to all other matters to be voted on by shareholders. Shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

PREFERRED STOCK

     Our certificate of incorporation provides that we are authorized to issue 10,000,000 shares of "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. Our Board of Directors without further approval of our stockholders, is authorized to fix any dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing us flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of our preferred stock could also make it more difficult for a third party to gain control of our company, discourage bids for our common stock at a premium or otherwise adversely affect the price of our common stock. To date, we have not issued any preferred stock.

TRANSFER AGENT

     The transfer agent for the common stock is               , whose address is
                                          .

                              PLAN OF DISTRIBUTION

ARBITRARY DETERMINATION OF OFFERING PRICE

     We have determined the initial offering price of the shares arbitrarily. The offering price is not indicative of the present or future value of our common stock.

LIMITED STATE REGISTRATION

     We will qualify or register the sales of the shares in a limited number of states. We will not accept subscriptions from investors resident in other states.

TERMS OF SALE OF THE SHARES

     This is an initial public offering of up to 350,000 shares of our common stock. We are offering to sell 250,000 shares and a selling shareholder is offering to sell 100,000 shares.

     We and the selling shareholder will be selling our shares on a "best efforts" basis. The 100,000 shares it is offering will be sold by the selling shareholder. However, the selling shareholder will not sell any shares until we have sold all the 250,000 shares we are offering for sale. The 250,000 shares we are offering will be sold by our officers and directors. No one has agreed to buy any shares, and there is no assurance that any sales will be made. Even if not all, or very few, of the 350,000 are sold, we will not refund any payments for the shares. We and the selling shareholder have the right to accept or reject any subscriptions for shares offered hereby in whole or in part. We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of the shares. Our officers and directors are relying on Rule 3a4-1 of the Securities Exchange Act as a "safe harbor" from registration as a broker/dealer in connection with the offer and sale of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer of director must (1) not be subject to a statutory disqualification; (2) not be compensated in connection with such selling participation by payment of commissions or other remuneration based either directly or indirectly on such transactions; (3) not be an associated person of a broker/dealer; and (4) (i) restrict participation to transactions involving offer and sale of the shares,
(ii) perform substantial duties for E-Star after the close of the offering not connected with transactions in securities, and not have been associated with a broker or a dealer for the preceding 12 months, and not participate in selling and offering of securities for any issuer more than once every 12 months, and
(iii) restrict participation to written communications or responses to inquiries of potential purchasers. Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1.

USE OF A BROKER/DEALER


     We may locate one or more broker/dealers who may offer and sell the shares on terms acceptable to us. If we determine to use a broker/dealer, such broker/dealer must be a member in good standing of the National Association of Securities Dealers, Inc., and registered, if required, to conduct sales in those states in which it would sell the shares. We and/or the selling shareholder anticipate that we would not pay in excess of 10% as a sales commission for any sales of the shares. If a broker/dealer were to sell shares, it is likely that such broker/dealer would be deemed to be an underwriter of the shares as defined in Section 2(11) of the Securities Act and we would be required to obtain a no objection position from the National Association of Securities Dealers, Inc., regarding the underwriting and compensation terms entered into between us and such broker/dealer. In addition, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part to disclose the name of such selling broker/dealer and the agreed underwriting and compensation terms. We currently have no agreements or understandings with any broker/dealer to offer shares for sale.

                                 LEGAL MATTERS

     The legality of the common stock included in this prospectus has been passed upon for us by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York.

                                    EXPERTS

     Our consolidated financial statements as of February 29, 2000 included in this prospectus were audited by Peter C. Cosmas Co., CPAs, Independent Certified Public Accountants, as stated in their report appearing herein and are included in reliance upon the report of that firm given on their authority as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Law.

     Our articles of incorporation limit the personal liability of our directors and officers for damages for breach of fiduciary duty in a manner identical in scope to that permitted under the Nevada Law. Our articles of incorporation also provide that any repeal or modification of that provision shall apply prospectively only.

     Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

     Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the

Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

     Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

     Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

     Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of
Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

     Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

     Our bylaws provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the Nevada Law. Such bylaws provide that the expenses of our directors and officers incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by us.

     We have not yet obtained a contract for insurance coverage under which we and certain Indemnified Parties (including our directors and officers) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. We may secure such a contract of insurance after the completion of this offering and in addition, we may enter into indemnification agreements with our directors and officers that require us to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance.

     The above described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

     As of the date of this prospectus, in order for our common stock to be quoted on the Bulletin Board, we will become subject to the reporting requirements of the Securities and Exchange Act. In accordance with the Securities and Exchange Act, we have and will continue to file reports, proxy statements and other information with the Commission. Reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

     We will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Such requests should be directed by mail to Mr. Jeffrey Leader, Secretary, E-Star Holdings, Inc., 165 EAB Plaza, West Tower, 6th Floor, Uniondale, NY 11566, or by telephone at (516) 522-2725.

     We have filed with the Commission a registration statement on Form SB-2 and all schedules and exhibits thereto under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to such registration statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of E-Star Holdings, Inc.

     We have audited the accompanying consolidated balance sheet of E-Star Holdings, Inc. (a development stage enterprise) and subsidiaries as of February 29, 2000 and the related consolidated statement of operations, stockholders' equity and cash flow from August 1, 1999 (inception date) to February 29, 2000 These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Star Holdings, Inc. (a development stage enterprise) and subsidiaries as of February 29, 2000 and the results of their operations and their cash flow from August 1, 1999 (inception date) to February 29, 2000 in conformity with generally accepted accounting principles.

Peter C. Cosmas Co. CPAs
New York, New York
March 28, 2000, except for Note 10
June 23, 2000

                     E-STAR HOLDINGS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                           CONSOLIDATED BALANCE SHEET
                               FEBRUARY 29, 2000

ASSETS
Current assets:
  Cash and Cash equivalents.................................  $1,041,095
  Accounts Receivable.......................................       6,787
  Deposits..................................................     177,500
  Prepaid expense...........................................       6,302
                                                              ----------
          Total current assets..............................   1,231,684
Property and equipment, net.................................     209,357
Security deposits...........................................      12,705
                                                              ----------
          Total assets......................................  $1,453,746
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Loans payable -- stockholders..........................  $  485,104
     Accounts payable.......................................      16,186
     Accrued liabilities....................................     106,000
                                                              ----------
          Total current liabilities.........................     607,290
Minority interest in consolidated subsidiary
Stockholders' equity
Common stock, par value $0.001; 100,000,000 shares
  authorized ; 4,860,000 shares outstanding.................       4,860
Additional paid-in capital..................................   1,060,085
Accumulated deficit.........................................    (218,489)
                                                              ----------
          Total stockholders' equity........................     846,456
                                                              ----------
          Total liabilities and stockholders' equity........  $1,453,746
                                                              ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     E-STAR HOLDINGS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENT OF OPERATIONS
              AUGUST 1, 1999 (INCEPTION DATE) TO FEBRUARY 29, 2000

Revenues....................................................  $  41,087
Operating costs and expenses................................    255,293
                                                              ---------
     Loss from operations...................................   (214,206)
Interest expense............................................      4,283
                                                              ---------
Net loss....................................................   (218,489)
                                                              =========
Basic and diluted net loss per common share.................  $   (0.34)
                                                              =========
Weighted average shares used in basic and diluted net loss
  per share calculation.....................................    647,753

  The accompanying notes are an integral part of these consolidated financial statements.

                     E-STAR HOLDINGS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                               FEBRUARY 29, 2000

                                           COMMON STOCK      ADDITIONAL                    TOTAL
                                        ------------------    PAID IN     ACCUMULATED   STOCKHOLDERS
                                         SHARES     AMOUNT    CAPITAL       DEFICIT        EQUITY
                                        ---------   ------   ----------   -----------   ------------
Issuance of common stock, at
  inception...........................  1,100,000   $1,100   $   53,900    $             $  55,000
Issuance of common stock, pursuant to
  a private placement, net of
  expense.............................  3,750,000   3,750       946,195                    949,945
Stock based compensation..............     10,000      10        59,990                     60,000
Net Loss..............................                                      (218,489)     (218,489)
                                        ---------   ------   ----------    ---------     ---------
                                        4,860,000   $4,860   $1,060,085    $(218,489)    $ 846,456
                                        =========   ======   ==========    =========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     E-STAR HOLDINGS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              AUGUST 1, 1999 (INCEPTION DATE) TO FEBRUARY 29, 2000

OPERATING ACTIVITIES
Net loss....................................................  $ (218,489)
Adjustments to reconcile net loss to cash used in operating
  activities:
     Depreciation and amortization..........................       1,032
     Stock based compensation...............................      60,000
Changes in operating assets and liabilities
     Accounts receivable....................................      (6,787)
     Prepaid expense........................................      (6,302)
     Other assets...........................................     (12,705)
     Accounts payable.......................................      16,186
     Accrued expenses.......................................     110,283
                                                              ----------
       Cash used in operating activities....................     (56,782)
                                                              ----------
INVESTING ACTIVITIES
Purchase of property and equipment..........................     (21,148)
Deposits on leasehold.......................................    (177,500)
Acquisition of leasehold....................................    (189,241)
                                                              ----------
     Cash used in investing activities......................    (387,889)
                                                              ----------
FINANCING ACTIVITIES
Proceeds from issuance of common stock, net.................   1,004,945
Proceeds from loans payable -- stockholders.................     480,821
                                                              ----------
       Cash provided by financing activities................   1,485,766
                                                              ----------
Net increase (decrease) in cash and cash equivalents........   1,041,095
Cash and cash equivalents at beginning of period............          --
                                                              ----------
Cash and cash equivalents at end of period..................  $1,041,095
                                                              ==========
Supplemental Information:
     Interest payments......................................          --
     Income Tax payments....................................          --

  The accompanying notes are an integral part of these consolidated financial statements.

                              E-STAR HOLDINGS INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Description of Business

     E-Star Holdings, Inc. (the "Company") was incorporated in Nevada for the purpose of acquiring, consolidating and operating full-service car wash and fast lube operations, while simultaneously utilizing its brick and mortar (presence) to develop its customer base and expansion of its e-commerce virtual shopping center, Cyber kiosk. Business activities through its subsidiaries began in August 1999.

B. Basis of Presentation

     The Company and its subsidiaries have devoted their activities from inception to February 29, 2000 to establish a new business. Planned principal activities have not commenced and no significant revenues have been produced. The Company has devoted its activities in raising capital, acquiring site locations and training personnel. Thus the Company is considered a development Stage Company under GAAP.

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany account and transactions have been eliminated.

C. Cash and Cash Equivalents

     The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at fair market value, which approximates cost.

D. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

E. Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of its holdings of cash, cash equivalents and marketable securities. Banking and investing with credit-worthy financial institutions mitigates risks associated with cash, cash equivalents, and marketable securities.

F. Property and Equipment

     Fixed assets are stated at cost less accumulated depreciation and amortization. Fixed assets are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from five to seven years. Fixed assets purchased under capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or lease term. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful lives of the improvements, whichever is less.

                              E-STAR HOLDINGS INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

G. Impairment of Long-lived Assets

     The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In circumstances where impairment is determined to exist, the Company writes down the impaired asset to its fair value based on the present value of estimated expected future cash flows.

H. Income taxes

     The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

I. Revenue Recognition

     Revenues are recognized when the services are provided.

J. Advertising Costs

     The costs of advertising are expensed as incurred.

K. Net Loss Per Share

     Net loss per share is calculated using the weighted average number of common shares outstanding less the number of shares subject to repurchase. Common stock that the company has the right to repurchase and shares associated with outstanding stock options, warrants and convertible preferred stock are not included in the calculation of diluted loss per share because they are antidilutive.

L. Comprehensive Income (loss)

     SFAS 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information in the calculation of net income. The Company does not have any comprehensive income as determined by SFAS 130.

M. Segment Information

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or chief decision making group, in deciding how to allocate resources and in assessing performance. The Company is a development stage enterprise and will establish segment information when it begins operations.

                              E-STAR HOLDINGS INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

N. New Accounting Pronouncements

     SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 does not impact the Company's financial position or operating results.

     SOP 98-5 requires costs of start-up activities and organization costs be expensed as incurred. All of the Company start up cost has been expensed since inception.

     In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB No. 101"), which provided guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the Company's revenue recognition policy.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133") SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because the Company does not currently hold any derivative instruments.

2. BUSINESS COMBINATIONS

     The Company's subsidiaries were formed prior to the incorporation of the Company as the holding company of these subsidiaries. All the transaction of the subsidiaries are reflected in the consolidated financial statements from the inception of the subsidiaries in August 1999.

     There in a 10% minority interest in Radiance Generation II Inc. which corporation is responsible for the Company's internet based operations. Since the subsidiary operated at a loss the minority's 10% share of the loss of $6,460 is not reflected in the statement of operations. Radiance has no net book value so there is no value reflected on the consolidated balance sheet for minority interest.

3. FIXED ASSETS

     Fixed assets, at cost, consist of the following:

Computer equipment..........................................  $  5,569
Machinery and equipment.....................................    15,579
Leasehold...................................................   189,241
                                                               210,389
Less accumulated depreciation...............................     1,032
                                                              --------
          Total fixed assets................................  $209,357
                                                              ========

4. LOANS PAYABLE -- STOCKHOLDERS

     Various stockholders loaned the Company $480,821, at an interest rate of 6%, including $4,283 accrued interest at February 29, 2000. The total balance due is $485,104.

                              E-STAR HOLDINGS INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. COMMITMENT AND CONTINGENCIES

     The Company leases certain property under non-cancelable lease agreements. Rent expense was $10,475 for the period ended February 29, 2000.

     Future minimum payments consisted of the following at February 29, 2000.

2001..............................  $101,640
2002..............................  $ 72,000
2003..............................  $ 18,000
2004..............................  $      0
2005..............................  $      0

6. INCOME TAXES

     The Company has not recognized any income tax benefit in the accompanying financial statements.

7. STOCKHOLDER'S EQUITY

     The Company issued 1,100,000 shares of common stock for $55,000 as founders stock.

     The Company entered into five subscription agreements to raise $12,500,000. Each subscription agreement consists of two parts. The first part of each subscription was for each subscriber to purchase 750,000 shares of the Company's common stock for $0.26 2/3 per share totaling $200,000. The subscription agreements were exercised February 23, through February 28, 2000. Gross proceeds from the aggregate sale of the 3,750,000 shares amounted to $1,000,000, expenses were $50,055 leaving net proceeds of $949,945.

     The second part of each subscription agreement required the subscriber to loan the Company $2,300,000, as needed. The total loans will amount to $11,500,000. No loans pursuant to subscription agreements were outstanding at February 29, 2000. Each loan will be repayable five years after it is made and bear interest at the rate of 10% per annum, which interest is payable on the maturity dates of the loan. In consideration for such persons making such loans to the Company, the Company will grant such lenders five year warrants entitling them to purchase one share of common stock for every two dollars loaned by such person. The maximum number of shares issuable if warrants are exercised is 5,750,000 shares or 1,150,000 shares per subscription agreement. The exercise prices of those shares will be as follows:

          (a) If at the time the warrant is issued and the common stock is listed for trading on a national or regional securities exchange or on Nasdaq, at a price which is 30% below the average closing prices of the common stock, as quoted on such exchange or on Nasdaq, for twenty consecutive trading days prior to the date the Company receives the loan for which such warrants is issued.

          (b) Other wise, at an exercise price of $1.25 per share for the first tranche of such loans made to the Company; at $1.75 per share for the second trench, with the exercise price increasing by 50 cents for each successive tranche of such loans made to the Company.

     At the Company's option the warrant holders can be compelled to exercise their warrants but only for the purpose of reducing (or satisfying) the then unpaid balance of, and unpaid accrued

                              E-STAR HOLDINGS INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

interest on, the loans made to the Company by such warrant holder and in connection with which such warrants were issued.

     The Company has issued 35,000 shares of stock to an employee as a signing bonus. Upon signing the employee vested in 10,000 shares and will vest in the remaining shares at a rate of 5,000 a year for five years. Stock based compensation amounting to $60,000 has been recorded.

8. EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with two Employees and Directors of the Company. The base salaries for the Vice President -- Car Wash Operations and Vice President -- Systems Operations is $85,000 and $75,000, respectively. In addition to base salaries, the agreements provide for a bonus based on Earnings Per Share which is equal to the amount obtained by multiplying the amount of Base Salary paid to employee for the calendar year preceding the year for which EPS was calculated by the percentage from the table below that corresponds to increased profits per share.

INCREASED PROFITS PER
SHARE OF COMMON STOCK          PERCENTAGE
---------------------          ----------
$.01 - $ .10.................       5%
$.11 - $ .20.................      10%
$.21 - $ .30.................      20%
$.31 - $ .40.................      30%
$.41 - $ .50.................      40%
$.51 - $ .60.................      50%
$.61 - $ .70.................      70%
$.71 - $ .80.................      90%
$.81 - $ .90.................     110%
$.91 - $1.00.................     130%

     Under the terms of such agreements the Company is obligated to issue additional shares of common stock to these two employees if they continue to be employed by the company.

     When the shares are issued additional compensation will be recorded at the market price on the date of issuance.

     The Company has entered into an employment agreement with the President. He is a part-time employee paid at an hourly rate of $100 in cash plus shares of our common stock having a market value of $100 at the time such services are rendered, so that his salary is $200 Per Hour.

     The Company has also entered into a three year consulting agreement with the Vice President -- Sports and Marketing. His base compensation is $72,000 per year. Under the terms of such agreements the Company is obligated to issue additional shares of common stock. When the shares are issued additional compensation will be recorded at the market price on the date of issuance.

9. GOVERNMENTAL REGULATIONS

     The Company is governed by federal, state and local laws and regulations, including environmental regulations, that regulate the operation of car wash centers and the car service businesses. Car wash centers utilize cleaning agents and waxes in the washing process that are then

                              E-STAR HOLDINGS INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

discharged in waste water along with oils and fluids washed off of vehicles. Other car services such as gasoline and lubrication use a mixture of oil derivatives and other related hazardous substances. The Company believes that its planned practices and procedures comply with environmental regulations and does not expect such compliance to have any material effect on the financial condition or results of operations of the Company. Prior to the acquisition of leasehold or real estate purchases the Company completes Phase I environmental assessments. If conditions exist then a Phase II environmental testing and assessments will take place. The Company believes that there are no contingent liabilities based on the assessments that have been done. Management believes that its current practices and procedures for the control and disposition of such waste comply with applicable federal and state requirements.

10. SUBSEQUENT EVENTS

     Subsequent to February 29, 2000 the Company acquired three additional sites for a total consideration of $4,190,000 including assumption of $2,012,222 in debt collateralized by the sites. The balance of the $2,177,778 acquisition cost was financed by demand loans from the Company's founders. The Company has also contracted to acquire one more site for a total commitment of $700,000. The Company has available the funds to complete the acquisition from funds available from its founders.

     The Company is filing a registration statement with the Securities and Exchange Commission relating to a proposed public offering of up to 250,000 shares of the Company's common stock. The net proceeds of $1,375 million are expected to be used for general corporate purposes, principally working capital and capital expenditures.

                     E-STAR HOLDINGS, INC. AND SUBSIDIARIES


                        (A DEVELOPMENT STAGE ENTERPRISE)



                           CONSOLIDATED BALANCE SHEET


                                  MAY 31, 2000


                                  (UNAUDITED)



ASSETS
Current assets:
  Cash and cash equivalents.................................  $  212,448
  Accounts receivable.......................................      43,091
  Deposits..................................................     187,500
  Prepaid expenses..........................................      81,109
                                                              ----------
          Total current assets..............................     524,148
Property and equipment, net.................................   1,787,354
Security deposits...........................................      57,070
                                                              ----------
          Total assets......................................  $2,368,572
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Loans payable -- stockholders..........................  $1,252,948
     Accounts payable.......................................      71,148
     Accrued liabilities....................................     160,157
                                                              ----------
          Total current liabilities.........................   1,484,253
                                                              ----------
  Long term notes payable...................................     500,349
                                                              ----------
          Total liabilities.................................   1,984,602
                                                              ----------
Minority interest in consolidated subsidiary................          --
Stockholders' equity
Common stock, par value $0.001; 100,000,000 shares
  authorized; 4,871,000 shares outstanding..................       4,871
Additional paid-in capital..................................   1,082,519
Accumulated deficit.........................................    (703,420)
                                                              ----------
          Total stockholders' equity........................     383,970
                                                              ----------
          Total liabilities and stockholders' equity........  $2,368,572
                                                              ==========



  The accompanying notes are an integral part of these consolidated financial statements.

                     E-STAR HOLDINGS, INC. AND SUBSIDIARIES


                        (A DEVELOPMENT STAGE ENTERPRISE)



                      CONSOLIDATED STATEMENT OF OPERATIONS


                        THREE MONTHS ENDED MAY 31, 2000


                                  (UNAUDITED)



Revenues....................................................  $ 120,252
                                                              ---------
Operating costs and expenses................................    523,529
Research and development....................................     68,634
                                                              ---------
     Total expenses.........................................    592,163
                                                              ---------
     Loss before interest expense...........................   (471,911)
Interest expense............................................     13,020
                                                              ---------
Net loss....................................................   (484,931)
                                                              =========
Basic and diluted net loss per common share.................  $   (0.10)
                                                              =========
Weighted average shares used in basic and diluted net loss
  per share calculation.....................................  4,867,333



     The accompanying notes are an integral part of these consolidated financial statements.

                     E-STAR HOLDINGS, INC. AND SUBSIDIARIES


                        (A DEVELOPMENT STAGE ENTERPRISE)



                      CONSOLIDATED STATEMENT OF CASH FLOWS


                    FOR THE THREE MONTHS ENDED MAY 31, 2000


                                  (UNAUDITED)



OPERATING ACTIVITIES
Net loss....................................................  $  (484,931)
Adjustments to reconcile net loss to cash used in operating
  activities:
     Depreciation and amortization..........................       15,417
     Stock based compensation...............................       21,000
Changes in operating assets and liabilities
     Accounts receivable....................................      (36,304)
     Prepaid expenses.......................................      (29,807)
     Other assets...........................................      (44,365)
     Accounts payable.......................................       54,962
     Accrued expenses.......................................       67,177
                                                              -----------
       Cash used in operating activities....................     (436,851)
                                                              -----------
INVESTING ACTIVITIES
Purchase of property and equipment..........................      (50,027)
Deposits on leaseholds......................................      (10,000)
Acquisition of leaseholds...................................   (1,543,387)
                                                              -----------
     Cash used in investing activities......................   (1,603,414)
                                                              -----------
FINANCING ACTIVITIES
Expenses related to financing activities....................      (43,555)
Proceeds from loans.........................................      500,349
Proceeds from loans payable -- stockholders.................      754,824
                                                              -----------
       Cash provided by financing activities................    1,211,618
                                                              -----------
Net (decrease) in cash and cash equivalents.................     (828,647)
Cash and cash equivalents at beginning of period............    1,041,095
                                                              -----------
Cash and cash equivalents at end of period..................  $   212,448
                                                              ===========
Supplemental Information:
     Interest payments......................................           --
     Income Tax payments....................................           --



  The accompanying notes are an integral part of these consolidated financial statements.

                     E-STAR HOLDINGS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED
                                  MAY 31, 2000

1. BASIS OF PRESENTATION

     The unaudited financial statements included in the Form SB-2 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form SB-2 and Item 310(b) of Regulation SB. The financial information furnished herein reflects all adjustments, which in the opinion of management are necessary for a fair presentation of the Company's financial position, the results of operations and cash flows for the period presented.

     Certain information and footnote disclosures normally contained in financial statements prepared in accordance with generally accepted accounting principles have been omitted, pursuant to such rules and regulations.

     These interim statements should be read in conjunction with the audited February 29, 2000 consolidated financial statements and related notes thereto included in the Company's February 29, 2000 certified financial statements. The results of operations for the three months are not necessarily indicative of the operating results for the year. The Company presumes that users of the interim financial information herein have read or have access to the audited financial statements for the preceding period and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context.

2. LEASEHOLD ACQUISITIONS

     The Company completed the purchase of two additional leaseholds for $1,440,000. These acquisitions were financed by the assumption of $500,000 of existing debt and loans from shareholders amounting to $940,000.

3. SUBSEQUENT EVENTS

     The Company completed the purchase of an additional site including land and building for $3,000,000. The purchase was financed by two mortgages, collateralized by the real estate.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Law.

     The Articles of Incorporation of Registrant limit the personal liability of its directors and officers for damages for breach of fiduciary duty in a manner identical in scope to that permitted under the Nevada Law. The Articles of Incorporation of Registrant also provide that any repeal or modification of that provision shall apply prospectively only.

     Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

     Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

     Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

     Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

     Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of
Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

     Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

     The Bylaws of Registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of Registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by Registrant.

     The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Act.

     Insofar as indemnification for liabilities arising under the Act may be permitted to the directors and officers of the Registrant, and to persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all estimated costs and expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All such expenses will be paid by the Company.

SEC Registration fee........................................  $    555
Blue sky fees and expenses..................................    10,000*
Edgarizing, printing and engraving expenses.................    24,000*
Legal fees and expenses.....................................    75,000*
Accounting fees and expenses................................    15,000*
Miscellaneous...............................................       445*
                                                              --------
     Total..................................................  $125,000*
                                                              ========

---------------
* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     (a) (i) Prior to its incorporation in February 2000, the Registrant sold an aggregate of 1,100,000 shares of its common stock to four founders at a price of 5 cents per share, as follows:

                                                             NO. OF SHARES
                                                             -------------
Bruce Bendell..............................................     250,000
The Millennium I Trust.....................................     250,000
Brockport Trading Limited..................................     500,000
Millennium Capital Group...................................     100,000

          (ii) In February the Registrant sold an aggregate of 3,750,000 shares of its common stock to five founders at a price of 26 2/3 cents per share, as follows:

                                                             NO. OF SHARES
                                                             -------------
Bruce Bendell..............................................     750,000
The Millennium III Trust...................................     750,000
Brockport Trading Limited..................................     750,000
Knightdale Enterprises Limited.............................     750,000
Ely Sakhai.................................................     750,000

          (iii) On February 29 and April 1, 2000 the Registrant issued an aggregate of 21,000 shares of its common stock to two full time employees and one part time consultant as part of the employment and consulting compensation paid to them, as follows:

                                                   DATE      NO. OF SHARES
                                                  -------    -------------
Sean Michtavy...................................  2/29/00        10,000
Sean Michtavy...................................   4/1/00         5,000
Daniel Boucher..................................   4/1/00         1,000
Greg Buttle.....................................   4/1/00         5,000

     (b) There were no underwriters in such transactions nor were the securities publicly offered. The class of persons to whom the shares were sold or issued were founders of the Registrant, one full time employee of, and two part time consultants to, the Registrant.

     (c) See information in paragraph (a) above.

     (d) All such sales and issuances were exempt from the registration requirements of Section 5 of the Act pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE


EXHIBIT
NUMBER
-------
   3.1    Articles of Incorporation(1)
   3.2    By-laws(1)
   5      Opinion re legality(1)
  10.1    Employment agreement with Jeffrey Leader(1)
  10.2    Proposed employment agreement with Sean Michtavy(1)
  10.3    Consulting Agreement with Greg Buttle(1)
  23.1    Consent of Peter C. Cosmas Co., CPAs, certified public
            accountants(2)
  23.2    Consent of Feder Kaszovitz Isaacson Weber Skala & Bass LLP
            (included in Exhibit 5)(1)
  27      Financial Data Schedule(2)


---------------
(1) Previously filed.


(2) Filed herewith.


ITEM 28.  UNDERTAKINGS

     The Registrant hereby undertakes that it will:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (a) include any prospectus required by section 10(a)(3) of the Securities Act;

          (b) Reflect in the prospectus any facts of events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (c) include any additional or changed material information on the plan of distribution.

     2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     The Registrant and each person whose signature appears below hereby appoints Daniel Boucher and Jeffrey Leader, and each of them, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this Registration Statement with the Commission.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and it has duly caused this second amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on August 2, 2000.


                                          E-STAR HOLDINGS, INC.

                                          By: /s/ DANIEL BOUCHER
                                            ------------------------------------
                                              Name: Daniel Boucher
                                              Title: President and CEO

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                    TITLE                     DATE
                   ---------                                    -----                     ----
/s/ DANIEL BOUCHER                                President (Principal Executive     August 2, 2000
------------------------------------------------    Officer)
Daniel Boucher

/s/ JEFFREY LEADER                                Vice President -- Operations,      August 2, 2000
------------------------------------------------    Treasurer and Secretary
Jeffrey Leader                                      (Principal Financial and
                                                    Accounting Officer)

/s/ BRUCE BENDELL                                 Director                           August 2, 2000
------------------------------------------------
Bruce Bendell

/s/ MICHAEL A. CIVIN                              Director                           August 2, 2000
------------------------------------------------
Michael A. Civin

/s/ ABRAHAM SAMUEL MARRACHE                       Director                           August 2, 2000
------------------------------------------------
Abraham Samuel Marrache

/s/ ISAAC SAMUEL MARRACHE                         Director                           August 2, 2000
------------------------------------------------
Isaac Samuel Marrache

/s/ SEAN MICHTAVY                                 Director                           August 2, 2000
------------------------------------------------
Sean Michtavy

                   SIGNATURE                                    TITLE                     DATE
                   ---------                                    -----                     ----
/s/ ELY SAKHAI                                    Director                           August 2, 2000
------------------------------------------------
Ely Sakhai

/s/ HARVEY GLICKER                                Director                           August 2, 2000
------------------------------------------------
Harvey Glicker

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
   3.1    Articles of Incorporation(1)
   3.2    By-laws(1)
   5      Opinion re legality(1)
  10.1    Employment agreement with Jeffrey Leader(1)
  10.2    Proposed employment agreement with Sean Michtavy(1)
  10.3    Consulting Agreement with Greg Buttle(1)
  23.1    Consent of Peter C. Cosmas Co., CPAs, certified public
            accountants(2)
  23.2    Consent of Feder Kaszovitz Isaacson Weber Skala & Bass LLP
            (included in Exhibit 5)(1)
  27      Financial Data Schedule(2)


---------------
(1) Previously filed.

(2) Filed herewith.